Exhibit 10.1

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made this 31 day of December, 2014, between ARE-SD REGION NO. 18, LLC, Delaware limited liability company (“Landlord”), and ONCOSEC MEDICAL INCORPORATED, a Nevada corporation (“Tenant”).

Building:	5820 Nancy Ridge Drive, San Diego, California

Premises:	That portion of the Project consisting of the entire Building, containing approximately 33,928 rentable square feet, as determined by Landlord, as shown on Exhibit A.

Project:	The real property on which the Building in which the Premises are located, together with all improvements thereon and appurtenances thereto as described on Exhibit B.

Base Rent:	$2.65 per rentable square foot of the Premises per month

Rentable Area of Premises:  33,928 sq. ft.

Rentable Area of Project:  82,146 sq. ft.

Tenant’s Share of Operating Expenses for the Building:  100%

Tenant’s Share of Operating Expenses for the Project:  41.30%

Security Deposit: $89,909.20	Target Commencement Date: October 1, 2015

Rent Adjustment Percentage:  3%

Base Term:

Beginning on the Commencement Date and ending 120 months from the first day of the first full month of the Term (as defined in Section 2) hereof (unless otherwise terminated pursuant to the terms of Section 41 hereof).

Permitted Use:	Research and development laboratory, office and other uses consistent with the character of the Project and otherwise in compliance with the provisions of Section 7 hereof.

Address for Rent Payment:	Landlord’s Notice Address:
P.O. Box 79840	385 E. Colorado Boulevard, Suite 299
Baltimore, MD 21279-0840	Pasadena, CA 91101
Attention: Corporate Secretary

Tenant’s Notice Address	Tenant’s Notice Address
Prior to the Commencement Date:	After the Commencement Date:
9810 Summers Ridge Road, Suite 110	5820 Nancy Ridge Drive
San Diego, California 92121	San Diego, California 92121
Attention: Chief Financial Officer	Attention: Chief Financial Officer

The following Exhibits and Addenda are attached hereto and incorporated herein by this reference:

☒ EXHIBIT A - PREMISES DESCRIPTION	☒ EXHIBIT B - DESCRIPTION OF PROJECT
☒ EXHIBIT C - WORK LETTER	☒ EXHIBIT D - COMMENCEMENT DATE

☒ EXHIBIT E - RULES AND REGULATIONS	☒ EXHIBIT F - TENANT’S PERSONAL PROPERTY

1.                                      Lease of Premises.  Upon and subject to all of the terms and conditions hereof, Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord.  The portions of the Project which are for the non-exclusive use of tenants of the Project are collectively referred to herein as the “Common Areas.”  Landlord reserves the right to modify Common Areas, provided that such modifications do not materially adversely affect Tenant’s use of the Premises for the Permitted Use.  During the Term, Tenant shall have access to the Premises and the Project 24 hours a day, 7 days a week, except in the case of emergencies, as the result of Legal Requirements, the performance by Landlord of any installation, maintenance or repairs, or any other temporary interruptions, and otherwise subject to the terms of this Lease.

2.                                      Delivery; Acceptance of Premises; Commencement Date.  Landlord shall use reasonable efforts to deliver the Premises to Tenant on or before the Target Commencement Date, with Landlord’s Work Substantially Completed (“Delivery” or “Deliver”).  If Landlord fails to timely Deliver the Premises, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and this Lease shall not be void or voidable except as provided herein.  If Landlord does not Deliver the Premises within 120 days of the Target Commencement Date for any reason other than Force Majeure delays and Tenant Delays, this Lease may be terminated by Tenant by written notice to Landlord, and if so terminated by Tenant:  (a) the Security Deposit, or any balance thereof (i.e., after deducting therefrom all amounts to which Landlord is entitled under the provisions of this Lease), shall be returned to Tenant, (b) any prepaid Base Rent actually delivered by Tenant to Landlord shall be returned to Tenant, and (c) neither Landlord nor Tenant shall have any further rights, duties or obligations under this Lease, except with respect to provisions which expressly survive termination of this Lease.  As used herein, the terms “Landlord’s Work,”“Tenant Delays” and “Substantially Completed” shall have the meanings set forth for such terms in the Work Letter.  If Tenant does not elect to void this Lease within 5 business days of the lapse of such 120 day period, such right to void this Lease shall be waived and this Lease shall remain in full force and effect.

The “Commencement Date” shall be the earlier of:  (i) the date Landlord Delivers the Premises to Tenant; or (ii) the date Landlord could have Delivered the Premises but for Tenant Delays; provided, however, that in no event shall the Commencement Date occur before September 1, 2015.  The “Rent Commencement Date” shall be the date that is 12 months after the Commencement Date.  Upon request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Commencement Date, the Rent Commencement Date and the expiration date of the Base Term when such are established in the form of the “Acknowledgement of Commencement Date” attached to this Lease as Exhibit D; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder.  The “Term” of this Lease shall be the Base Term, as defined above on the first page of this Lease and, if Tenant elects to exercise its Extension Right (as defined in Section 39) pursuant to Section 39 hereof, the Extension Term (as defined in Section 39) which Tenant may elect pursuant to Section 39  hereof.

For the period of 180 consecutive days after the Commencement Date, Landlord shall, at its sole cost and expense (which shall not constitute an Operating Expense), be responsible for any repairs that are required to be made to the Building or Building Systems (as defined in Section 13), unless Tenant or any Tenant Party was responsible for the cause of such repair, in which case Tenant shall pay the cost.  Also, Tenant shall be entitled to receive the benefit of all construction warranties and manufacturers equipment warranties obtained by Landlord in connection with Landlord’s Work pursuant to the Work Letter.

Except as set forth in the Work Letter:  (i) Tenant shall accept the Premises in their “as-is” condition as of the Commencement Date, subject to all applicable Legal Requirements (as defined in Section 7 hereof); and (ii) Landlord shall have no obligation for any defects in the Premises.  Any occupancy of the Premises by Tenant before the Commencement Date shall be subject to all of the terms and conditions of this Lease, excluding the obligation to pay Base Rent.

Tenant agrees and acknowledges, except as otherwise expressly set forth in this Lease, that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Premises or the Project, and/or the suitability of the Premises or the Project for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Premises or the Project are suitable for the Permitted Use.  This Lease constitutes the complete agreement of Landlord and Tenant with respect to the subject matter hereof and supersedes any and all prior representations, inducements, promises, agreements, understandings and negotiations which are not contained herein.  Landlord in executing this Lease does so in reliance upon Tenant’s representations, warranties, acknowledgments and agreements contained herein.

3.                                      Rent.

(a)                                 Base Rent.  Base Rent for the month in which the Rent Commencement Date occurs and the Security Deposit shall be due and payable on delivery of an executed copy of this Lease to Landlord.  Tenant shall pay to Landlord in advance, without demand, abatement, deduction or set-off, monthly installments of Base Rent on or before the first day of each calendar month during the Term hereof after the Rent Commencement Date, in lawful money of the United States of America, at the office of Landlord for payment of Rent set forth above, or to such other person or at such other place as Landlord may from time to time reasonably designate in writing.  Payments of Base Rent for any fractional calendar month shall be prorated.  The obligation of Tenant to pay Base Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations.  Tenant shall have no right at any time to abate, reduce, or set-off any Rent (as defined in Section 5) due hereunder except for any abatement as may be expressly provided in this Lease.

(b)                                 Additional Rent.  In addition to Base Rent, Tenant agrees to pay to Landlord as additional rent (“Additional Rent”):  (i) commencing on the Commencement Date, Tenant’s Share of “Operating Expenses” (as defined in Section 5), and (ii) any and all other amounts Tenant assumes or agrees to pay to Landlord under the provisions of this Lease, including, without limitation, any and all other sums that may become due by reason of any default of Tenant or failure to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after any applicable notice and cure period.

4.                                      Base Rent Adjustments.

(a)                                 Annual Adjustments.  Base Rent shall be increased on each annual anniversary of the first day of the first full month during the Term of this Lease (each an “Adjustment Date”) by multiplying the Base Rent payable immediately before such Adjustment Date by the Rent Adjustment Percentage and adding the resulting amount to the Base Rent payable immediately before such Adjustment Date.  Base Rent, as so adjusted, shall thereafter be due as provided herein.  For the avoidance of any doubt, the Base Rent payable from and after the Rent Commencement Date (i.e., the first Adjustment Date) shall be equal to $2.73 per rentable square foot of the Premises per month.  Base Rent adjustments for any fractional calendar month shall be prorated.

(b)                                 Additional TI Allowance.  In addition to the Tenant Improvement Allowance (as defined in the Work Letter), Landlord shall, subject to the terms of the Work Letter, make available to Tenant the Additional Tenant Improvement Allowance (as defined in the Work Letter). Commencing on the Commencement Date and continuing thereafter on the first day of each month during the Base Term, Tenant shall pay the amount necessary to fully amortize (i) 50% of the first $10.00 per rentable square foot of the Additional Tenant Improvement Allowance disbursed by Landlord, if any, and (ii) 100% of any additional portion of the Additional Tenant Improvement Allowance actually disbursed by Landlord, if any, in equal monthly payments with interest at a rate of 8% per annum over the Base Term, which interest shall begin to accrue on the date that Landlord first disburses such Additional Tenant Improvement Allowance or any portion(s) thereof (collectively, “TI Rent”). Notwithstanding the foregoing, Tenant may pay the outstanding and unamortized portion of the Additional Tenant Improvement Allowance that was actually funded by Landlord in full at any time without penalty.  Any of the Additional Tenant Improvement Allowance and applicable interest payable by Tenant pursuant to this Section 4(b) (including, without limitation, the amounts set forth in subsection (i) above) remaining unpaid as of the expiration or earlier termination of this Lease shall be paid to Landlord in a lump sum at the expiration or earlier termination of this Lease.

5.                                      Operating Expense Payments.  Landlord shall deliver to Tenant a written estimate of Operating Expenses for each calendar year during the Term (the “Annual Estimate”), which may be revised by Landlord from time to time during such calendar year.  Commencing on the Commencement Date and continuing thereafter on the first day of each month during the Term, Tenant shall pay Landlord an amount equal to 1/12th of Tenant’s Share of the Annual Estimate.  Payments for any fractional calendar month shall be prorated.

The term “Operating Expenses” means all costs and expenses of any kind or description whatsoever actually incurred or accrued each calendar year by Landlord with respect to the Building (including the Building’s Share of all costs and expenses of any kind or description incurred or accrued by Landlord with respect to the Project which are not specific to the Building or any other building located in the Project) (including, without duplication, Taxes (as defined in Section 9), capital repairs and improvements amortized over the lesser of 10 years and the useful life of such capital items, and the costs of Landlord’s third party property manager or, if there is no third party property manager, administration rent in the amount of 3.0% of Base Rent (or, prior to the Rent Commencement Date, 3.0% of the Base Rent that would have been payable during such period if Tenant had been required to pay Base Rent, which amount shall be equal to $2.65 per rentable square foot of the Premises per month), excluding only:

(a)                                 the original construction costs of the Project and renovation prior to the date of the Lease and costs of correcting defects in such original construction or renovation;

(b)                                 capital expenditures for expansion of the Project;

(c)                                  interest, principal payments of Mortgage (as defined in Section 27) debts of Landlord, financing costs and amortization of funds borrowed by Landlord, whether secured or unsecured;

(d)                                 depreciation of the Project (except for capital improvements, the cost of which are  includable in Operating Expenses pursuant to and in accordance with the terms of this Section 5);

(e)                                  advertising, legal and space planning expenses and leasing commissions and other costs and expenses incurred in procuring and leasing space to tenants for the Project, including any leasing office maintained in the Project, free rent and construction allowances for tenants;

(f)                                   legal and other expenses incurred in the negotiation or enforcement of leases;

(g)                                  completing, fixturing, improving, renovating, painting, redecorating or other work, which Landlord pays for or performs for other tenants within their premises, and costs of correcting defects in such work;

(h)                                 costs to be reimbursed by other tenants of the Project or Taxes to be paid directly by Tenant or other tenants of the Project, whether or not actually paid;

(i)                                     salaries, wages, benefits and other compensation paid to officers and employees of Landlord who are not assigned in whole or in part to the operation, management, maintenance or repair of the Project (which costs shall be prorated if such officers and employees are assigned to the Project only in part in proportion to the amount of time spent by such officers and employees on the Project) and any salaries of any individuals who hold a position which is generally considered to be higher in rank than the position of the vice-president (for the avoidance of any doubt, the salaries, wages, benefits and other compensation paid to any asset manager or chief engineer of the Project are not excluded);

(j)                                    general organizational, administrative and overhead costs relating to maintaining Landlord’s existence, either as a corporation, partnership, or other entity, including general corporate, legal and accounting expenses;

(k)                                 costs (including attorneys’ fees and costs of settlement, judgments and payments in lieu thereof) incurred in connection with disputes with tenants, other occupants, or prospective tenants, and costs and expenses, including legal fees, incurred in connection with negotiations or disputes with employees, consultants, management agents, leasing agents, purchasers or mortgagees of the Building;

(l)                                     costs incurred by Landlord due to the violation by Landlord, its employees, agents or contractors or any tenant of the terms and conditions of any lease of space in the Project or any Legal Requirement (as defined in Section 7);

(m)                             penalties, fines or interest incurred as a result of Landlord’s inability or failure  to make payment of Taxes and/or to file any tax or informational returns when due, or from Landlord’s failure to make any payment of Taxes required to be made by Landlord hereunder before delinquency;

(n)                                 overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in or to the Project to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis;

(o)                                 costs of Landlord’s charitable or political contributions, or of fine art maintained at the Project;

(p)                                 costs in connection with services (including electricity), items or other benefits of a type which are not standard for the Project and which are not available to Tenant without specific charges therefor, but which are provided to another tenant or occupant of the Project, whether or not such other tenant or occupant is specifically charged therefor by Landlord;

(q)                                 costs incurred in the sale or refinancing of the Project;

(r)                                    net income taxes of Landlord or the owner of any interest in the Project, franchise, capital stock, gift, estate or inheritance taxes or any federal, state or local documentary taxes imposed against the Project or any portion thereof or interest therein;

(s)                                   costs arising from the gross negligence or intentional misconduct of Landlord or Landlord Parties;

(t)                                    any costs incurred to remove, study, test or remediate Hazardous Materials in or about the Building or the Project (provided, however, that the foregoing is in no event intended to limit Tenant’s obligations under Section 28 or Section 30 of this Lease);

(u)                                 the cost of capital repairs and replacements of Structural Items (as defined in Section 13), unless Tenant or any Tenant Party is responsible for the cause of the repairs or replacements;

(v)                                 costs in connection with the Franklin Yard Amenities (as defined in Section 40) other than the Amenities Fee (as defined in Section 40) and other costs payable by Tenant pursuant to Section 40;

(w)                               reserves for future capital replacements;

(x)                                 costs occasioned by condemnation;

(y)                                 insurance deductibles in excess of deductibles that Tenant can demonstrate are in excess of customary deductible amounts carried by institutional owners of comparable projects in the Sorrento Mesa area of San Diego; and

(z)                                  any expenses otherwise includable within Operating Expenses to the extent actually reimbursed by persons other than tenants of the Project under leases for space in the Project.

For the avoidance of doubt, capital costs incurred by Landlord prior to the Commencement Date may not be included as Operating Expenses.

Notwithstanding anything to the contrary contained herein, any earthquake deductible payable by Tenant under this Lease shall be amortized with interest in equal monthly installments over the remaining Term.

Notwithstanding anything to the contrary contained herein, in no event shall Landlord be entitled to make any profit from Landlord’s collection of Operating Expenses.

Within 90 days after the end of each calendar year (or such longer period as may be reasonably required), Landlord shall furnish to Tenant a statement (an “Annual Statement”) showing in reasonable detail:  (a) the total and Tenant’s Share of actual Operating Expenses for the previous calendar year, and (b) the total of Tenant’s payments in respect of Operating Expenses for such year.  If Tenant’s Share of actual Operating Expenses for such year exceeds Tenant’s payments of Operating Expenses for such year, the excess shall be due and payable by Tenant as Rent within 30 days after delivery of such Annual Statement to Tenant.  If Tenant’s payments of Operating Expenses for such year exceed Tenant’s Share of actual Operating Expenses for such year Landlord shall pay the excess to Tenant within 30 days after delivery of such Annual Statement, except that after the expiration, or earlier termination of the Term or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant after deducting all other amounts due Landlord.

The Annual Statement shall be final and binding upon Tenant unless Tenant, within 90 days after Tenant’s receipt thereof, shall contest any item therein by giving written notice to Landlord, specifying each item contested and the reason therefor.  If, during such 90 day period, Tenant reasonably and in good faith questions or contests the accuracy of Landlord’s statement of Tenant’s Share of Operating Expenses, Landlord will provide Tenant with access to Landlord’s books and records relating to the operation of the Project and such information as Landlord reasonably determines to be responsive to Tenant’s questions (the “Expense Information”).  If after Tenant’s review of such Expense Information, Landlord and Tenant cannot agree upon the amount of Tenant’s Share of Operating Expenses, then Tenant shall have the right to have an independent regionally recognized public accounting firm, working pursuant to a fee arrangement other than a contingent fee (at Tenant’s sole cost and expense) and approved by Landlord (which approval shall not be unreasonably withheld or delayed), audit and/or review the Expense Information for the year in question (the “Independent Review”).  The results of any such Independent Review shall be binding on Landlord and Tenant.  If the Independent Review shows that the payments actually made by Tenant with respect to Operating Expenses for the calendar year in question exceeded Tenant’s Share of Operating Expenses for such calendar year, Landlord shall at Landlord’s option either (i) credit the excess amount to the next succeeding installments of Rent, or (ii) pay the excess to Tenant within 30 days after delivery of such statement, except that after the expiration or earlier termination of this Lease or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant after deducting all other amounts due Landlord.  If the Independent Review shows that Tenant’s payments with respect to Operating Expenses for such calendar year were less than Tenant’s Share of Operating Expenses for the calendar year, Tenant shall pay the deficiency to Landlord within 30 days after delivery of such statement.  If the Independent Review shows that Tenant has overpaid with respect to Operating Expenses by more than 5% then Landlord shall reimburse Tenant for all costs incurred by Tenant for the Independent Review.  Operating Expenses for the calendar years in which Tenant’s obligation to share therein begins and ends shall be prorated.

The rentable square footage of the Premises shall be adjusted prior to the Commencement  Date, using the 2010 Standard Method of Measuring Floor Area in Office Buildings for single tenant buildings as adopted by the Building Owners and Managers Association (ANSI/BOMA Z65.1-2010)(the “Measurement Standard”).  A copy of the letter or report from Gensler setting forth its calculation of the actual Rentable Area of the Premises based upon the construction drawings for the Building Shell (and using the Measurement Standard), together with all documentary support therefor, shall be furnished to Tenant (the “Notice of Re-determination of RSF”).  If the actual rentable square footage of the Premises as set forth in the Notice of Re-determination of RSF deviates from the amount specified in the definitions of “Premises” and “Rentable Area of Premises” on page 1 of this Lease, then, promptly after such recalculation, this Lease shall be amended so as to (i) reflect the actual rentable square footage as set forth in the Notice of Re-determination of RSF in the definitions of “Premises” and “Rentable Area of Premises” and “Rentable Area of Project”, and (ii) appropriately adjust the amount set forth in the definition of “Tenant’s Share of Operating of the Project” which was calculated based on the square footages set forth on page 1 of this Lease.  Notwithstanding the foregoing, in no event shall the rentable square footage of the Premises be increased by more than 5% over the rentable square footage of the Premises on Page 1 of this Lease.

“Tenant’s Share” shall be the percentage set forth on the first page of this Lease as Tenant’s Share as reasonably adjusted by Landlord for changes in the physical size of the Premises or the Project occurring thereafter.  If Landlord has a reasonable basis for doing so, Landlord may equitably increase Tenant’s Share for any item of expense or cost reimbursable by Tenant that relates to a repair, replacement, or service that benefits only the Premises or only a portion of the Project that includes the Premises or that varies with occupancy or use.  Base Rent, Tenant’s Share of Operating Expenses and all other amounts payable by Tenant to Landlord hereunder are collectively referred to herein as “Rent.”

6.                                      Security Deposit.  Tenant shall deposit with Landlord, upon delivery of an executed copy of this Lease to Landlord, a security deposit (the “Security Deposit”) for the performance of all of Tenant’s obligations hereunder in the amount set forth on page 1 of this Lease, which Security Deposit shall be in the form of an unconditional and irrevocable letter of credit (the “Letter of Credit”):  (i) in form and substance reasonably satisfactory to Landlord, (ii) naming Landlord as beneficiary, (iii) expressly allowing Landlord to draw upon it at any time from time to time by delivering to the issuer notice that Landlord is entitled to draw thereunder, (iv) issued by an FDIC-insured financial institution reasonably satisfactory to Landlord, and (v) redeemable by presentation of a sight draft in the state of Landlord’s choice.  If Tenant does not provide Landlord with a substitute Letter of Credit complying with all of the requirements hereof at least 10 days before the stated expiration date of any then current Letter of Credit, Landlord shall have the right to draw the full amount of the current Letter of Credit and hold the funds drawn in cash without obligation for interest thereon as the Security Deposit; provided, however, that Tenant may at any time thereafter deliver a substitute Letter of Credit, at which time Landlord shall promptly release the funds drawn to Tenant.  The Security Deposit shall be held by Landlord as security for the performance of Tenant’s obligations under this Lease.  The Security Deposit is not an advance rental deposit or a measure of Landlord’s damages in case of Tenant’s default.  Upon each occurrence of a Default (as defined in Section 20), Landlord may use all or any part of the Security Deposit to pay delinquent payments due under this Lease, future rent damages under California Civil Code Section 1951.2, and the cost of any damage, injury, expense or liability caused by such Default, without prejudice to any other remedy provided herein or provided by law.  Landlord’s right to use the Security Deposit under this Section 6 includes the right to use the Security Deposit to pay future rent damages following the termination of this Lease pursuant to Section 21(c) below.  Upon any use of all or any portion of the Security Deposit, Tenant shall pay Landlord within 10 days after written demand the amount that will restore the Security Deposit to the amount set forth on Page 1 of this Lease.  Tenant hereby waives the provisions of any law, now or hereafter in force, including, without limitation, California Civil Code Section 1950.7, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of Rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant.  Upon bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for periods prior to the filing of such proceedings.  If Tenant shall fully perform every provision of this Lease to be performed by Tenant, the Security Deposit, or any balance thereof (i.e., after deducting therefrom all amounts to which Landlord is entitled under the provisions of this Lease), shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within 60 days after the expiration or earlier termination of this Lease.

Tenant has advised Landlord that Tenant requires additional time to obtain the Letter of Credit.  Notwithstanding anything to the contrary contained herein, Landlord and Tenant hereby agree that, upon delivery of an executed copy of this Lease to Landlord, Tenant may deposit the sum of $89,909.20 in cash with Landlord as the Security Deposit under the Lease until such time as Tenant delivers to Landlord the Letter of Credit, in form approved by Landlord, which shall be no later than January 31, 2015.  Promptly upon the delivery of the approved and effective Letter of Credit, Landlord shall return the cash security deposit to Tenant.  Tenant’s failure to deliver a Letter of Credit, in a form approved by Landlord, as required pursuant to this Section 6, on or before January 31, 2015, shall constitute a Default under this Lease.

If Landlord transfers its interest in the Project or this Lease, Landlord shall either (a) transfer any Security Deposit then held by Landlord to a person or entity assuming Landlord’s obligations under this Section 6, or (b) return to Tenant any Security Deposit then held by Landlord and remaining after the deductions permitted herein.  Upon such transfer to such transferee or the return of the Security Deposit to Tenant, Landlord shall have no further obligation with respect to the Security Deposit, and Tenant’s right to the return of the Security Deposit shall apply solely against Landlord’s transferee.  The Security Deposit is not an advance rental deposit or a measure of Landlord’s damages in case of Tenant’s default.  Landlord’s obligation respecting the Security Deposit is that of a debtor, not a trustee, and no interest shall accrue thereon.

7.                                      Use.  The Premises shall be used solely for the Permitted Use set forth in the basic lease provisions on page 1 of this Lease, and in compliance with all laws, orders, judgments, ordinances, regulations, codes, directives, permits, licenses, covenants and restrictions now or hereafter applicable to the Premises, and to the use and occupancy thereof, including, without limitation, the Americans With Disabilities Act, 42 U.S.C. § 12101, et seq. (together with the regulations promulgated pursuant thereto, “ADA”) (collectively, “Legal Requirements” and each, a “Legal Requirement”).  Tenant shall, upon 10 days’ written notice from Landlord, discontinue any use of the Premises which is declared by any Governmental Authority (as defined in Section 9) having jurisdiction to be a violation of a Legal Requirement; provided, however, that if the applicable Governmental Authority grants to Tenant time in addition to such 10 day period to discontinue its use of the Premises, Tenant may continue to operate in the Premises for such additional period granted by the applicable Governmental Authority.  Tenant will not use or permit the Premises to be used for any purpose or in any manner that would void Tenant’s or Landlord’s insurance, increase the insurance risk, or cause the disallowance of any sprinkler or other credits.  Tenant shall not permit any part of the Premises to be used as a “place of public accommodation”, as defined in the ADA or any similar legal requirement.  Tenant shall reimburse Landlord promptly upon demand for any additional premium charged for any such insurance policy by reason of Tenant’s failure to comply with the provisions of this Section or otherwise caused by Tenant’s particular use of the Premises.  Tenant will use the Premises in a careful, safe and proper manner and will not commit or permit waste, overload the floor or structure of the Premises, subject the Premises to use that would damage the Premises or obstruct or interfere with the rights of Landlord or other tenants or occupants of the Project, including conducting or giving notice of any auction, liquidation, or going out of business sale on the Premises, or using or allowing the Premises to be used for any unlawful purpose.  Tenant shall cause any equipment or machinery to be installed in the Premises so as to reasonably prevent sounds or vibrations from the Premises from extending into Common Areas, or other space in the Project.  Tenant shall not place any machinery or equipment weighing 500 pounds or more in or upon the Premises or transport or move such items through the Common Areas of the Project or in the Project elevators without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.  Except as may be provided under the Work Letter, Tenant shall not, without the prior written consent of Landlord, use the Premises in any manner which will require ventilation, air exchange, heating, gas, steam, electricity or water beyond the existing capacity of the Building (unless Tenant agrees to pay the cost of any increase in capacity).

Landlord shall be responsible, at Landlord’s cost and expense, for the compliance of the Premises and the Common Areas of the Project with Legal Requirements as of the Commencement Date.  Following the Commencement Date, Landlord shall, as an Operating Expense (to the extent such Legal Requirement is generally applicable to similar buildings in the area in which the Project is located) and at Tenant’s expense (to the extent such Legal Requirement is triggered by reason of Tenant’s, as compared to other tenants of the Project, particular use of the Premises or Tenant’s Alterations) make any alterations or modifications to the Common Areas or the exterior of the Building that are required by Legal Requirements.  Except as provided in the two immediately preceding sentences, Tenant, at its sole expense, shall make any alterations or modifications to the interior of the Premises that are required by Legal Requirements (including, without limitation, compliance of the Premises with the ADA) related to Tenant’s particular use or occupancy of the Premises or any Tenant Alterations.  Notwithstanding any other provision herein to the contrary, Tenant shall be responsible for any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages or judgments, and all reasonable expenses incurred in investigating or resisting the same (including, without limitation, reasonable attorneys’ fees, charges and disbursements and costs of suit) (collectively, “Claims”) arising out of or in connection with Legal Requirements related to Tenant’s particular use or occupancy of the Premises or Tenant’s Alterations, and Tenant shall indemnify, defend, hold and save Landlord harmless from and against any and all Claims arising out of or in connection with any failure of the Premises to comply with any Legal Requirement related to Tenant’s particular use or occupancy of the Premises or Tenant’s Alterations. For purposes of Section 1938 of the California Civil Code, as of the date of this Lease, the Project has not been inspected by a certified access specialist.

8.                                      Holding Over.  If, with Landlord’s express written consent, Tenant retains possession of the Premises after the termination of the Term, (i) unless otherwise agreed in such written consent, such possession shall be subject to immediate termination by Landlord at any time, (ii) all of the other terms and provisions of this Lease (including, without limitation, the adjustment of Base Rent pursuant to Section 4 hereof) shall remain in full force and effect (excluding any expansion or renewal option or other similar right or option) during such holdover period, (iii) Tenant shall continue to pay Base Rent in the amount payable upon the date of the expiration or earlier termination of this Lease or such other amount as to which Landlord and Tenant mutually agree in such written consent, and (iv) all other payments shall continue under the terms of this Lease.  If Tenant remains in possession of the Premises after the expiration or earlier termination of the Term without the express written consent of Landlord, (A) Tenant shall become a tenant at sufferance upon the terms of this Lease except that the monthly rental shall be equal to 150% of Rent in effect during the last 30 days of the Term, and (B) Tenant shall be responsible for all damages suffered by Landlord resulting from or occasioned by Tenant’s holding over, including consequential damages.  No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided, and this Section 8 shall not be construed as consent for Tenant to retain possession of the Premises.  Acceptance by Landlord of Rent after the expiration of the Term or earlier termination of this Lease shall not result in a renewal or reinstatement of this Lease.

9.                                      Taxes.  Landlord shall pay, as part of Operating Expenses, all taxes, levies, fees, assessments and governmental charges of any kind, existing as of the Commencement Date or thereafter enacted (collectively referred to as “Taxes”), imposed by any federal, state, regional, municipal, local or other governmental authority or agency, including, without limitation, quasi-public agencies (collectively, “Governmental Authority”) during the Term, including, without limitation, all Taxes:  (i) imposed on or measured by or based, in whole or in part, on rent payable to (or gross receipts received by) Landlord under this Lease and/or from the rental by Landlord of the Project or any portion thereof, or (ii) based on the square footage, assessed value or other measure or evaluation of any kind of the Premises or the Project, or (iii) assessed or imposed by or on the operation or maintenance of any portion of the Premises or the Project, including parking, or (iv) assessed or imposed by, or at the direction of, or resulting from Legal Requirements, or interpretations thereof, promulgated by any Governmental Authority, or (v) imposed as a license or other fee, charge, tax, or assessment on Landlord’s business or occupation of leasing space in the Project.  Landlord may contest by appropriate legal proceedings the amount, validity, or application of any Taxes or liens securing Taxes.  Notwithstanding anything to the contrary contained herein, Landlord shall only charge Tenant for assessments as if those assessments were paid by Landlord over the longest possible term which Landlord is permitted to pay for the applicable assessments without additional charge other than interest, if any, provided under the terms of the underlying assessments.  Taxes shall not include (a) any net income taxes imposed on Landlord except to the extent such net income taxes are in substitution for any Taxes payable hereunder, (b) excess profit taxes, franchise taxes, transfer taxes, capital stock taxes, gift taxes or estate, inheritance or succession taxes imposed on or payable by Landlord, (c) any tax, assessment or charge levied on Landlord’s rental income, unless such taxes or assessments are in substitution for any Taxes payable hereunder, (d) any taxes or assessments in excess of the amount which would be payable if such tax or assessment were paid in installments over the longest possible term, or (e) any tax, assessment or charge imposed on land or improvements other than the Project.  Tenant shall pay, prior to delinquency, any and all Taxes levied or assessed against any personal property or trade fixtures placed by Tenant in the Premises, whether levied or assessed against Landlord or Tenant.  If any Taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property, or if the assessed valuation of the Project is increased by a value attributable to improvements in or alterations to the Premises, whether owned by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, higher than the base valuation on which Landlord from time-to-time allocates Taxes to all tenants in the Project, Landlord shall have the right, but not the obligation, to pay such Taxes.  Landlord’s reasonable determination of any excess assessed valuation shall be binding and conclusive, absent manifest error.  The amount of any such payment by Landlord shall constitute Additional Rent due from Tenant to Landlord immediately upon demand.

10.                               Parking.  Subject to Force Majeure, a Taking (as defined in Section 19 below) and the exercise by Landlord of its rights hereunder, Tenant shall have the right at no additional rental charge during the Term, in common with other tenants of the Project to use 2.5 parking spaces per 1,000 rentable square feet of the Premises, which shall be located in those areas designated for non-reserved parking, subject in each case to Landlord’s rules and regulations.  Up to ten (10) of the parking spaces, as determined by Tenant, which Tenant is entitled to use pursuant to the first sentence of this Section 10 shall be marked as being reserved for Tenant in a manner consistent with Landlord’s program at the Project with respect to the reservation of parking spaces and in a location reasonably acceptable to Landlord and Tenant. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties, including other tenants of the Project or for enforcing any reservation of parking spaces.

11.                               Utilities, Services.  Landlord shall provide, subject to the terms of this Section 11, water, electricity, heat, light, power, HVAC, sewer, and other utilities (including gas and fire sprinklers), refuse and trash collection and janitorial services (collectively, “Utilities”).  Landlord shall pay, as Operating Expenses or subject to Tenant’s reimbursement obligation below, for all Utilities used on the Premises, all maintenance charges for Utilities, and any storm sewer charges or other similar charges for Utilities imposed by any Governmental Authority or Utility provider, and any taxes, penalties, surcharges or similar charges thereon.  Landlord may cause, at Tenant’s reasonable expense, any Utilities to be separately metered or charged directly to Tenant by the provider.  Tenant shall pay directly to the Utility provider, prior to delinquency, any separately metered Utilities and services which may be furnished to Tenant or the Premises during the Term.  Tenant shall pay, as part of Operating Expenses, its share of all charges for jointly metered Utilities based upon consumption, as reasonably determined by Landlord.  No interruption or failure of Utilities, from any cause whatsoever other than Landlord’s willful misconduct, shall result in eviction or constructive eviction of Tenant, termination of this Lease or the abatement of Rent.  Tenant agrees to limit use of water and sewer with respect to Common Areas to normal restroom use.  Tenant shall be responsible for obtaining and paying for its own janitorial services for the Premises.  Subject to the other provisions of this Lease, Tenant shall have the ability during the Term, through the building management systems, to control the HVAC systems serving only the Premises solely for the purpose of controlling the temperatures within the Premises.  Utilities shall be available to the Premises 24 hours per day, 7 days per week, except in the case of emergencies, as the result of Legal Requirements, the failure of any Utility provider to provide such Utilities, the performance by Landlord or any Utility provider of any installation, maintenance or repairs, or any other temporary interruptions.

Notwithstanding anything to the contrary set forth herein, if (i) a stoppage of an Essential Service (as defined below) to the Premises shall occur and such stoppage is due solely to the gross negligence or  willful misconduct of Landlord or any Landlord Party and not due in any part to any act or omission on the part of Tenant or any Tenant Party or any matter beyond Landlord’s reasonable control (any such stoppage of an Essential Service being hereinafter referred to as a “Service Interruption”), and (ii) such Service Interruption continues for more than 5 consecutive days after Landlord shall have received written notice thereof from Tenant, and (iii) as a result of such Service Interruption, the conduct of Tenant’s normal operations in the Premises are materially and adversely affected, then, there shall be an abatement of one day’s Base Rent for each day during which such Service Interruption continues after such 5 day period; provided, however, that if any part of the Premises is reasonably useable for Tenant’s normal business operations or if Tenant conducts all or any part of its operations in any portion of the Premises notwithstanding such Service Interruption, then the amount of each daily abatement of Base Rent shall only be proportionate to the nature and extent of the interruption of Tenant’s normal operations or ability to use the Premises.  Except as expressly provided in the immediately preceding paragraph, the rights granted to Tenant under this paragraph shall be Tenant’s sole and exclusive remedy resulting from a failure of Landlord to provide services, and Landlord shall not otherwise be liable for any loss or damage suffered or sustained by Tenant resulting from any failure or cessation of services.  For purposes hereof, the term “Essential Services” shall mean the following services:  HVAC service, water, sewer and electricity, but in each case only to the extent that Landlord has an obligation to provide same to Tenant under this Lease.  This paragraph shall not apply to any events described in Section 18 or 19.

12.                               Alterations and Tenant’s Property.  Any alterations, additions, or improvements made to the Premises by or on behalf of Tenant (other than Landlord’s Work), including additional locks or bolts of any kind or nature upon any doors or windows in the Premises, but excluding installation, removal or realignment of furniture systems (other than removal of furniture systems owned or paid for by Landlord) not involving any modifications to the structure or connections (other than by ordinary plugs or jacks) to Building Systems (as defined in Section 13) (“Alterations”) shall be subject to Landlord’s prior written consent, which may be given or withheld in Landlord’s sole discretion if any such Alteration materially and/or adversely affects the structure or Building Systems and shall not be otherwise unreasonably withheld.  Tenant may construct nonstructural Alterations in the Premises without Landlord’s prior approval if the aggregate cost of all such work in any 12 month period does not exceed $100,000 (a “Notice-Only Alteration”), provided Tenant notifies Landlord in writing of such intended Notice-Only Alteration, and such notice shall be accompanied by plans, specifications, work contracts and such other information concerning the nature and cost of the Notice-Only Alteration as may be reasonably requested by Landlord, which notice and accompanying materials shall be delivered to Landlord not less than 15 business days in advance of any proposed construction.  If Landlord approves any Alterations, Landlord may impose such conditions on Tenant in connection with the commencement, performance and completion of such Alterations as Landlord may deem appropriate in Landlord’s reasonable discretion.  Any request for approval shall be in writing, delivered not less than 15 business days in advance of any proposed construction, and accompanied by plans, specifications, bid proposals, work contracts and such other information concerning the nature and cost of the alterations as may be reasonably requested by Landlord, including the identities and mailing addresses of all persons performing work or supplying materials.  Landlord’s right to review plans and specifications and to monitor construction shall be solely for its own benefit, and Landlord shall have no duty to ensure that such plans and specifications or construction comply with applicable Legal Requirements.  Tenant shall cause, at its sole cost and expense, all Alterations to comply with applicable insurance requirements and with Legal Requirements and shall implement at its sole cost and expense any alteration or modification required by Legal Requirements as a result of any Alterations.  Other than in connection with a Notice-Only Alteration (with respect to which no fee shall be payable), Tenant shall pay to Landlord, as Additional Rent, on demand an amount equal to 3% of all charges incurred by Tenant or its contractors or agents in connection with any Alteration to cover Landlord’s overhead and expenses for plan review, coordination, scheduling and supervision.  Before Tenant begins any Alteration, Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable law.  Tenant shall reimburse Landlord for, and indemnify and hold Landlord harmless from, any expense incurred by Landlord by reason of faulty work done by Tenant or its contractors, delays caused by such work, or inadequate cleanup.

Tenant shall furnish security or make other arrangements reasonably satisfactory to Landlord to assure payment for the completion of all Alterations work free and clear of liens, and shall provide (and cause each contractor or subcontractor to provide) certificates of insurance for workers’ compensation and other coverage in amounts and from an insurance company reasonably satisfactory to Landlord protecting Landlord against liability for personal injury or property damage during construction.  Upon completion of any Alterations, Tenant shall deliver to Landlord:  (i) sworn statements setting forth the names of all contractors and subcontractors who did the work and final lien waivers from all such contractors and subcontractors; and (ii) “as built” plans for any such Alteration.

Except for Removable Installations (as hereinafter defined), all Installations (as hereinafter defined) shall be and shall remain the property of Landlord during the Term and following the expiration or earlier termination of the Term, shall not be removed by Tenant at any time during the Term, and shall remain upon and be surrendered with the Premises as a part thereof.  Notwithstanding the foregoing, Landlord may, at the time its approval of any such Installation is requested, or at the time it receives notice of a Notice-Only Alteration, notify Tenant that Landlord requires that Tenant remove such Installation upon the expiration or earlier termination of the Term, in which event Tenant shall remove such Installation in accordance with the immediately succeeding sentence.  Upon the expiration or earlier termination of the Term, Tenant shall remove (i) all wires, cables or similar equipment which Tenant has installed in the Premises or in the risers or plenums of the Building, (ii) any Installations for which Landlord has given Tenant notice of removal in accordance with the immediately preceding sentence, and (iii) all of Tenant’s Property (as hereinafter defined), and Tenant shall restore and repair any damage caused by or occasioned as a result of such removal, including, without limitation, capping off all such connections behind the walls of the Premises and repairing any holes.  During any restoration period beyond the expiration or earlier termination of the Term, Tenant shall pay Rent to Landlord as provided herein as if said space were otherwise occupied by Tenant.  If Landlord is requested by Tenant or any lender, lessor or other person or entity claiming an interest in any of Tenant’s Property to waive any lien Landlord may have against any of Tenant’s Property, Landlord shall execute a lien waiver on Landlord’s customary form or another form of lien waiver reasonably acceptable to Landlord, and then Landlord shall be entitled to be paid as administrative rent a fee of $1,000 per occurrence for its time and effort in preparing and negotiating such a waiver of lien.

For purposes of this Lease, (x) “Removable Installations” means any items listed on Exhibit F attached hereto and any items agreed by Landlord in writing to be included on Exhibit F in the future, (y) “Tenant’s Property” means Removable Installations and, other than Installations, any personal property or equipment of Tenant that may be removed without material damage to the Premises, and (z) “Installations” means all property of any kind paid for with the TI Fund, all Alterations, all fixtures, and all partitions, hardware, built-in machinery, built-in casework and cabinets and other similar additions, equipment, property and improvements built into the Premises so as to become an integral part of the Premises, including, without limitation, fume hoods which penetrate the roof or plenum area, built-in cold rooms, built-in warm rooms, walk-in cold rooms, walk-in warm rooms, deionized water systems, glass washing equipment, autoclaves, chillers, built-in plumbing, electrical and mechanical equipment and systems, and any power generator and transfer switch.

Tenant shall not be required to remove any Landlord’s Work at the expiration or earlier termination of the Term nor shall Tenant have the right to remove any Landlord’s Work at any time.

13.                               Landlord’s Repairs.  Landlord shall, at Landlord’s sole expense (and not as an Operating Expense), be responsible for capital repairs and replacements of the roof (not including the roof membrane), exterior walls, structural walls, concrete flooring and foundation of the Building (“Structural Items”) unless the need for such repairs or replacements is caused by Tenant or any Tenant Parties (reasonable wear and tear excluded), in which case Tenant shall, subject to Section 17, bear the full cost to repair or replace such Structural Items.  Landlord shall, as an Operating Expense (except to the extent the cost thereof is expressly excluded from Operating Expenses pursuant to Section 5 hereof), be responsible for the routine maintenance and repairs of such Structural Items.  In addition, Landlord, as an Operating Expense (except to the extent the cost thereof is expressly excluded from Operating Expenses pursuant to Section 5 hereof), shall maintain the roof membrane and all of the exterior, parking and other Common Areas of the Project, including HVAC, plumbing, fire sprinklers, elevators and all other building systems serving the Premises and other portions of the Project (“Building Systems”), in good repair, reasonable wear and tear excluded.  Subject to the terms of Section 17 hereof, losses and damages caused by Tenant, or by any of Tenant’s agents, servants, employees, invitees and contractors (collectively, “Tenant Parties”) shall be repaired by Landlord, to the extent not covered by insurance, at Tenant’s sole cost and expense.  Landlord reserves the right to stop Building Systems services when reasonably necessary (i) by reason of accident or emergency, or (ii) for planned repairs, alterations or improvements, which are, in the reasonable judgment of Landlord, desirable or necessary to be made, until said repairs, alterations or improvements shall have been completed.  Landlord shall have no responsibility or liability for failure to supply Building Systems services during any such period of interruption; provided, however, that Landlord shall, except in case of emergency, make a commercially reasonable effort to give Tenant 24 hours advance notice of any planned stoppage of Building Systems services for routine maintenance, repairs, alterations or improvements.  Tenant shall promptly give Landlord written notice of any repair required by Landlord pursuant to this Section, after which Landlord shall make a commercially reasonable effort to effect such repair.  Landlord shall use reasonable efforts to minimize interference with Tenant’s operations in the Premises during the performance of Landlord’s repair and maintenance obligations under this Lease.  Landlord shall not be liable for any failure to make any repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after Tenant’s written notice of the need for such repairs or maintenance.  Tenant waives its rights under any state or local law to terminate this Lease or to make such repairs at Landlord’s expense and agrees that the parties’ respective rights with respect to such matters shall be solely as set forth herein.  Repairs required as the result of fire, earthquake, flood, vandalism, war, or similar cause of damage or destruction shall be controlled by Section 18.

14.                               Tenant’s Repairs.  Subject to Section 13 hereof, Tenant, at its expense, shall repair, replace and maintain in good condition (subject to normal wear and tear, casualty and condemnation) all portions of the Premises, including, without limitation, entries, doors, ceilings, interior windows, interior walls, and the interior side of demising walls.  Should Tenant fail to make any such repair or replacement or fail to maintain the Premises, Landlord shall give Tenant notice of such failure.  If Tenant fails to commence cure of such failure within 30 days of Landlord’s notice, and thereafter diligently prosecute such cure to completion, Landlord may perform such work and shall be reimbursed by Tenant for the actual costs incurred by Landlord with respect thereto within 30 days after Tenant’s receipt of a reasonably detailed invoice; provided, however, that if such failure by Tenant creates or could create an emergency, Landlord may immediately commence cure of such failure and shall thereafter be entitled to recover the actual costs of such cure from Tenant within 30 days after written demand therefor.  Subject to Sections 17 and 18, Tenant shall bear the cost of any repair or replacement to any part of the Project to the extent that results from damage caused by Tenant or any Tenant Party.  Landlord shall use reasonable efforts to minimize interference with Tenant’s operations in the Premises during the performance of repair and maintenance of the Premises pursuant to this Section 14.  Notwithstanding anything to the contrary contained herein, Tenant shall not be required to perform or construct any capital repairs or replacements, but Tenant shall be required to pay for capital repairs and replacements performed or constructed by Landlord in accordance with the other provisions of this Lease.

15.                               Mechanic’s Liens.  Tenant shall discharge, by bond or otherwise, any mechanic’s lien filed against the Premises or against the Project for work claimed to have been done for, or materials claimed to have been furnished to, Tenant within 15 days after Tenant receives notice of the filing thereof, at Tenant’s sole cost and shall otherwise keep the Premises and the Project free from any liens arising out of work performed, materials furnished or obligations incurred by Tenant.  Should Tenant fail to discharge any lien described herein, Landlord shall have the right, but not the obligation, to pay such claim or post a bond or otherwise provide security to eliminate the lien as a claim against title to the Project and the cost thereof shall be due from Tenant as Additional Rent within 10 days after Tenant’s receipt of written demand therefor.  If Tenant shall lease or finance the acquisition of office equipment, furnishings, or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code Financing Statement filed as a matter of public record by any lessor or creditor of Tenant will upon its face or by exhibit thereto indicate that such Financing Statement is applicable only to removable personal property of Tenant located within the Premises.  In no event shall the address of the Project be furnished on the statement without qualifying language as to applicability of the lien only to removable personal property, located in an identified suite held by Tenant.

16.                               Indemnification.  Tenant hereby indemnifies and agrees to defend, save and hold Landlord harmless from and against any and all Claims for injury or death to persons or damage to property occurring within or about the Premises, arising directly or indirectly out of use or occupancy of the Premises or a breach or default by Tenant in the performance of any of its obligations hereunder, except to the extent caused by the willful misconduct or gross negligence of Landlord or Landlord’s employees or agents, or defaults by Landlord under this Lease.  Landlord shall not be liable to Tenant for, and Tenant assumes all risk of damage to, personal property (including, without limitation, loss of records kept within the Premises).  Tenant further waives any and all Claims for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property (including, without limitation, any loss of records).  Landlord shall not be liable for any damages arising from any act, omission or neglect of any tenant in the Project or of any other third party.

17.                               Insurance.  Landlord shall maintain all risk property and, if applicable, sprinkler damage insurance covering the full replacement cost of the Project (including Landlord’s Work).  Landlord shall further procure and maintain commercial general liability insurance with a single loss limit of not less than $2,000,000 for bodily injury and property damage with respect to the Project.  Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem reasonably necessary, including, but not limited to, flood, environmental hazard and earthquake, loss or failure of building equipment, errors and omissions, rental loss during the period of repair or rebuilding, workers’ compensation insurance and fidelity bonds for employees employed to perform services and insurance for any improvements installed by Tenant or which are in addition to the standard improvements customarily furnished by Landlord without regard to whether or not such are made a part of the Project.  All such insurance shall be included as part of the Operating Expenses (except to the extent the cost thereof is expressly excluded from Operating Expenses pursuant to Section 5 hereof).  The Project may be included in a blanket policy (in which case the cost of such insurance allocable to the Project will be reasonably determined by Landlord based upon the insurer’s cost calculations).  Tenant shall also reimburse Landlord for any actual increased premiums or additional insurance which Landlord reasonably deems necessary as a result of Tenant’s particular use of the Premises.

Tenant, at its sole cost and expense, shall maintain during the Term:  all risk property insurance with business interruption and extra expense coverage, covering the full replacement cost of all property and Alterations installed or placed in the Premises by Tenant at Tenant’s expense; workers’ compensation insurance with no less than the minimum limits required by law; employer’s liability insurance with such limits as required by law; and commercial general liability insurance, with a minimum limit of not less than $2,000,000 per occurrence for bodily injury and property damage with respect to the Premises.  The commercial general liability insurance policy shall name Alexandria Real Estate Equities, Inc., and Landlord, its officers, directors, employees, managers, agents, invitees and contractors (collectively, “Landlord Parties”), as additional insureds; insure on an occurrence and not a claims-made basis; be issued by insurance companies which have a rating of not less than policyholder rating of A and financial category rating of at least Class VIII in “Best’s Insurance Guide”; not contain a hostile fire exclusion; contain a contractual liability endorsement; and provide primary coverage to Landlord (any policy issued to Landlord providing duplicate or similar coverage shall be deemed excess over Tenant’s policies). Tenant shall (i) provide Landlord with 30 days’ advance written notice of cancellation of such commercial general liability policy, and (ii) request that its insurer to endeavor to provide 10 days’ advance written notice of cancellation of such commercial general liability policy.  Certificates of insurance showing the limits of coverage required hereunder and showing Landlord as an additional insured, along with reasonable evidence of the payment of premiums for the applicable period, shall be delivered to Landlord by Tenant prior to (i) the earlier to occur of  (x) the Commencement Date, or (y) the date that Tenant accesses the Premises under this Lease, and (ii) each renewal of said insurance.  Tenant’s policy may be a “blanket policy” with an aggregate per location endorsement which specifically provides that the amount of insurance shall not be prejudiced by other losses covered by the policy.  Tenant shall, at least 5 days prior to the expiration of such policies, furnish Landlord with renewal certificates.

In each instance where insurance is to name Landlord as an additional insured, Tenant shall upon written request of Landlord also designate and furnish certificates so evidencing Landlord as additional insured to:  (i) any lender of Landlord holding a security interest in the Project or any portion thereof, (ii) the landlord under any lease wherein Landlord is tenant of the real property on which the Project is located, if the interest of Landlord is or shall become that of a tenant under a ground or other underlying lease rather than that of a fee owner, and/or (iii) any management company retained by Landlord to manage the Project.

The property insurance obtained by Landlord and Tenant shall include a waiver of subrogation by the insurers and all rights based upon an assignment from its insured, against Landlord or Tenant, and their respective officers, directors, employees, managers and agents (“Related Parties”), in connection with any loss or damage thereby insured against.  Notwithstanding anything to the contrary contained in this Lease, neither party nor its respective Related Parties shall be liable to the other for loss or damage caused by any risk insured against under property insurance required to be maintained hereunder, and each party waives any claims against the other party, and its respective Related Parties, for such loss or damage.  The failure of a party to insure its property shall not void this waiver.  Landlord and its respective Related Parties shall not be liable for, and Tenant hereby waives all claims against such parties for, business interruption and losses occasioned thereby sustained by Tenant or any person claiming through Tenant resulting from any accident or occurrence in or upon the Premises or the Project from any cause whatsoever.  If the foregoing waivers shall contravene any law with respect to exculpatory agreements, the liability of Landlord or Tenant shall be deemed not released but shall be secondary to the other’s insurer.

Landlord may require insurance policy limits to be raised to conform with requirements of Landlord’s lender and/or to bring coverage limits to levels then being generally required of new tenants within the Project; provided, however, that the increased amount of coverage is consistent with coverage amounts then being required by institutional owners of similar projects with tenants occupying similar size premises in the geographical area in which the Project is located.

18.                               Restoration.  If, at any time during the Term, the Project or the Premises are damaged or destroyed by a fire or other insured casualty, Landlord shall notify Tenant within 60 days after discovery of such damage as to the amount of time Landlord reasonably estimates it will take to restore the Project or the Premises, as applicable (the “Restoration Period”).  If the Restoration Period is estimated to exceed 9 months (the “Maximum Restoration Period”), Landlord may, in such notice, elect to terminate this Lease as of the date that is 75 days after the date of discovery of such damage or destruction; provided, however, that notwithstanding Landlord’s election to restore, Tenant may elect to terminate this Lease by written notice to Landlord delivered within 20 business days of receipt of a notice from Landlord estimating a Restoration Period for the Premises longer than the Maximum Restoration Period.  Unless either Landlord or Tenant so elects to terminate this Lease, Landlord shall, subject to receipt of sufficient insurance proceeds (with any deductible to be treated as a current Operating Expense), promptly restore the Premises (excluding any Alterations installed by Tenant or by Landlord and paid for by Tenant), subject to delays arising from the collection of insurance proceeds, from Force Majeure events or as needed to obtain any license, clearance or other authorization of any kind required to enter into and restore the Premises issued by any Governmental Authority having jurisdiction over the use, storage, handling, treatment, generation, release, disposal, removal or remediation of Hazardous Materials (as defined in Section 30) in, on or about the Premises (collectively referred to herein as “Hazardous Materials Clearances”); provided, however, that if repair or restoration of the Premises is not substantially complete as of the end of the Maximum Restoration Period or, if longer, the Restoration Period, Landlord may, in its sole and absolute discretion, elect not to proceed with such repair and restoration, or Tenant may by written notice to Landlord delivered within 10 business days of the expiration of the Maximum Restoration Period or, if longer, the Restoration Period, elect to terminate this Lease, in which event Landlord shall be relieved of its obligation to make such repairs or restoration and this Lease shall terminate as of the date that is 75 days after the later of:  (i) discovery of such damage or destruction, or (ii) the date all required Hazardous Materials Clearances are obtained, but Landlord shall retain any Rent paid and the right to any Rent payable by Tenant prior to such election by Landlord or Tenant.  If this Lease has not been terminated pursuant to this Section 18, after the date that is 4.5 months after the discovery of the damage or destruction, Tenant may deliver to Landlord a written request of Landlord’s determination of the time remaining to restore the Project or the Premises, as applicable.  Landlord shall deliver a response to Tenant within 10 days after Landlord’s receipt of Tenant’s written request indicating Landlord’s reasonable estimate of the time remaining to restore the Project or the Premises.  If the time estimated by Landlord exceeds the Restoration Period or, if applicable, the Maximum Restoration Period, Tenant may by written notice to Landlord delivered within 10 business days after Tenant’s receipt of Landlord’s response, elect to terminate this Lease and this Lease shall terminate as provided above.

Notwithstanding the foregoing, either Landlord or Tenant may terminate this Lease upon written notice to the other if the Premises are damaged during the last year of the Term (which, if Tenant has elected to exercise its Extension Right pursuant to Section 39, shall be the last year of the Extension Term) and Landlord reasonably estimates that it will take more than 2 months to repair such damage; provided, however, that such notice is delivered within 10 business days after the date that Landlord provides Tenant with written notice of the estimated Restoration Period.  Landlord shall also have the right to terminate this Lease if insurance proceeds are not available for such restoration.  Notwithstanding the foregoing, Landlord shall have no right to terminate this Lease pursuant to the immediately preceding sentence if insurance proceeds are not available as a result of Landlord’s failure to maintain insurance required to be maintained by Landlord pursuant to the terms of this Lease.  Rent shall be abated from the date all required Hazardous Material Clearances are obtained until the Premises are repaired and restored, in the proportion which the area of the Premises, if any, which is not usable by Tenant bears to the total area of the Premises, unless Landlord provides Tenant with other space reasonably acceptable to Tenant during the period of repair that is suitable for the temporary conduct of Tenant’s business.  In the event that no Hazardous Material Clearances are required to be obtained by Tenant with respect to the Premises, rent abatement shall commence on the date of discovery of the damage or destruction.  Such abatement shall be the sole remedy of Tenant, and except as provided in this Section 18, Tenant waives any right to terminate the Lease by reason of damage or casualty loss.

The provisions of this Lease, including this Section 18, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, or any other portion of the Project, and any statute or regulation which is now or may hereafter be in effect shall have no application to this Lease or any damage or destruction to all or any part of the Premises or any other portion of the Project, the parties hereto expressly agreeing that this Section 18 sets forth their entire understanding and agreement with respect to such matters.

19.                               Condemnation.  If the whole or any material part of the Premises or the Project is taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof (a “Taking” or “Taken”), and the Taking would, in Landlord’s reasonable judgment, impair Landlord’s ownership or operation of the Project or would in the reasonable judgment of Landlord and Tenant either prevent or materially interfere with Tenant’s use of the Premises (as resolved, if the parties are unable to agree, by arbitration by a single arbitrator with the qualifications and experience appropriate to resolve the matter and appointed pursuant to and acting in accordance with the rules of the American Arbitration Association), then upon written notice by Landlord or Tenant to the other this Lease shall terminate and Rent shall be apportioned as of said date.  If part of the Premises shall be Taken, and this Lease is not terminated as provided above, Landlord shall promptly restore the Premises and the Project as nearly as is commercially reasonable under the circumstances to their condition prior to such partial Taking and the rentable square footage of the Building, the rentable square footage of the Premises, Tenant’s Share of Operating Expenses and the Rent payable hereunder during the unexpired Term shall be reduced to such extent as may be fair and reasonable under the circumstances.  Upon any such Taking, Landlord shall be entitled to receive the entire price or award from any such Taking without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award.  Tenant shall have the right, to the extent that same shall not diminish Landlord’s award, to make a separate claim against the condemning authority (but not Landlord) for such compensation as may be separately awarded or recoverable by Tenant for moving expenses and damage to Tenant’s trade fixtures, if a separate award for such items is made to Tenant.  Tenant hereby waives any and all rights it might otherwise have pursuant to any provision of state law to terminate this Lease upon a partial Taking of the Premises or the Project.

20.                               Events of Default.  Each of the following events shall be a default (“Default”) by Tenant under this Lease:

(a)                                 Payment Defaults.  Tenant shall fail to pay any installment of Rent or any other payment hereunder when due; provided, however, that Landlord will give Tenant notice and an opportunity to cure any failure to pay Rent within 5 days of any such notice not more than once in any 12 month period and Tenant agrees that such notice shall be in lieu of and not in addition to, or shall be deemed to be, any notice required by law.

(b)                                 Insurance.  Any insurance required to be maintained by Tenant pursuant to this Lease shall be canceled or terminated or shall expire or shall be reduced or materially changed, or Landlord or Tenant shall receive a notice of nonrenewal of any such insurance and Tenant shall fail to obtain replacement insurance at least 5 days before the expiration of the current coverage.

(c)                                  Abandonment.  Tenant shall abandon the Premises.  Tenant shall not be deemed to have abandoned the Premises if (i) Tenant provides Landlord with reasonable advance notice prior to vacating and, at the time of vacating the Premises, Tenant completes Tenant’s obligations with respect to the Surrender Plan in compliance with Section 28, (ii) Tenant has made reasonable arrangements with Landlord for the security of the Premises for the balance of the Term, and (iii) Tenant continues during the balance of the Term to satisfy all of its obligations under the Lease as they come due.

(d)                                 Improper Transfer.  Tenant shall assign, sublease or otherwise transfer or attempt to transfer all or any portion of Tenant’s interest in this Lease or the Premises except as expressly permitted herein, or Tenant’s interest in this Lease shall be attached, executed upon, or otherwise judicially seized and such action is not released within 90 days of the action.

(e)                                  Liens.  Tenant shall fail to discharge or otherwise obtain the release of any lien placed upon the Premises in violation of this Lease within 10 days after Tenant receives notice any such lien is filed against the Premises.

(f)                                   Insolvency Events.  Tenant or any guarantor or surety of Tenant’s obligations hereunder shall:  (A) make a general assignment for the benefit of creditors; (B) commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property (collectively a “Proceeding for Relief”); (C) become the subject of any Proceeding for Relief which is not dismissed within 90 days of its filing or entry; or (D) die or suffer a legal disability (if Tenant, guarantor, or surety is an individual) or be dissolved or otherwise fail to maintain its legal existence (if Tenant, guarantor or surety is a corporation, partnership or other entity).

(g)                                  Estoppel Certificate or Subordination Agreement.  Tenant fails to execute any document required from Tenant under Sections 23 or 27 within 5 business days after a second notice requesting such document.

(h)                                 Other Defaults.  Tenant shall fail to comply with any provision of this Lease other than those specifically referred to in this Section 20, and, except as otherwise expressly provided herein, such failure shall continue for a period of 30 days after written notice thereof from Landlord to Tenant.

Any notice given under Section 20(h) hereof shall:  (i) specify the alleged default, (ii) demand that Tenant cure such default, (iii) be in lieu of, and not in addition to, or shall be deemed to be, any notice required under any provision of applicable law, and (iv) not be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice; provided that if the nature of Tenant’s default pursuant to Section 20(h) is such that it cannot be cured by the payment of money and reasonably requires more than 30 days to cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said 30 day period and thereafter diligently prosecutes the same to completion; provided, however, that, upon request by Landlord from time to time, Tenant shall provide Landlord with detailed written status reports regarding the status of such cure and the actions being taken by Tenant.

21.                               Landlord’s Remedies.

(a)                                 Payment By Landlord; Interest.  Upon a Default by Tenant hereunder, Landlord may, without waiving or releasing any obligation of Tenant hereunder, make such payment or perform such act.  All sums so paid or incurred by Landlord, together with interest thereon, from the date such sums were paid or incurred, at the annual rate equal to 12% per annum or the highest rate permitted by law (the “Default Rate”), whichever is less, shall be payable to Landlord on demand as Additional Rent.  Nothing herein shall be construed to create or impose a duty on Landlord to mitigate any damages resulting from Tenant’s Default hereunder.

(b)                                 Late Payment Rent.  Late payment by Tenant to Landlord of Rent and other sums due will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult and impracticable to ascertain.  Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord under any Mortgage covering the Premises.  Therefore, if any installment of Rent due from Tenant is not received by Landlord within 5 days after the date such payment is due, Tenant shall pay to Landlord an additional sum equal to 6% of the overdue Rent as a late charge.  Notwithstanding the foregoing, before assessing a late charge the first time in any calendar year, Landlord shall provide Tenant written notice of the delinquency and will waive the right if Tenant pays such delinquency within 5 days thereafter.  The parties agree that this late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant.  In addition to the late charge, Rent not paid when due shall bear interest at the Default Rate from the 5th day after the date due until paid.

(c)                                  Remedies.  Upon the occurrence of a Default, Landlord, at its option, shall have in addition to all other rights and remedies provided in this Lease, at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

(i)                                     Terminate this Lease, or at Landlord’s option and to the extent permitted by applicable Legal Requirements, Tenant’s right to possession only upon no less than 5 days’ advance written notice to Tenant, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor;

(ii)                                  Upon any termination of this Lease, whether pursuant to the foregoing Section 21(c)(i) or otherwise, Landlord may recover from Tenant the following:

(A)                               The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(B)                               The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(C)                               The worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(D)                               Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including, but not limited to, brokerage commissions attributable to the remainder of the Term of this Lease and, to the extent permitted by applicable Legal Requirements, advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(E)                                At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 21 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease.  As used in Sections 21(c)(ii)(A) and (B), above, the “worth at the time of award” shall be computed by allowing interest at the Default Rate.  As used in Section 21(c)(ii)(C) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%.

(iii)                               Landlord may continue this Lease in effect after Tenant’s Default and recover rent as it becomes due (Landlord and Tenant hereby agreeing that Tenant has the right to sublet or assign hereunder, subject only to reasonable limitations).  Accordingly, if Landlord does not elect to terminate this Lease following a Default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies hereunder, including the right to recover all Rent as it becomes due.

(iv)                              Whether or not Landlord elects to terminate this Lease following a Default by Tenant, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements.  Upon Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

(v)                                 Independent of the exercise of any other remedy of Landlord hereunder or under applicable law, Landlord may conduct an environmental test of the Premises as generally described in Section 30(d) hereof, at Tenant’s expense.

(d)                                 Effect of Exercise.  Exercise by Landlord of any remedies hereunder or otherwise available shall not be deemed to be an acceptance of surrender of the Premises and/or a termination of this Lease by Landlord, it being understood that such surrender and/or termination can be effected only by the express written agreement of Landlord and Tenant.  Any law, usage, or custom to the contrary notwithstanding, Landlord shall have the right at all times to enforce the provisions of this Lease in strict accordance with the terms hereof; and the failure of Landlord at any time to enforce its rights under this Lease strictly in accordance with same shall not be construed as having created a custom in any way or manner contrary to the specific terms, provisions, and covenants of this Lease or as having modified the same and shall not be deemed a waiver of Landlord’s right to enforce one or more of its rights in connection with any subsequent default.  A receipt by Landlord of Rent or other payment with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord.  To the greatest extent permitted by law, Tenant waives the service of notice of Landlord’s intention to re-enter, re-take or otherwise obtain possession of the Premises as provided in any statute, or to institute legal proceedings to that end, and also waives all right of redemption in case Tenant shall be dispossessed by a judgment or by warrant of any court or judge.  Any reletting of the Premises or any portion thereof shall be on such terms and conditions as Landlord in its sole discretion may determine.  Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or collect rent due in respect of such reletting or otherwise to mitigate any damages arising by reason of Tenant’s Default.

22.                               Assignment and Subletting.

(a)                                 General Prohibition.  Without Landlord’s prior written consent subject to and on the conditions described in this Section 22, Tenant shall not, directly or indirectly, voluntarily or by operation of law, assign this Lease or sublease the Premises or any part thereof or mortgage, pledge, or hypothecate its leasehold interest or grant any concession or license within the Premises, and any attempt to do any of the foregoing shall be void and of no effect.  If Tenant is a corporation, partnership or limited liability company, the shares or other ownership interests thereof which are not actively traded upon a stock exchange or in the over-the-counter market, a transfer or series of transfers whereby 50% or more of the issued and outstanding shares or other ownership interests of such entity are, or voting control is, transferred (but excepting transfers upon deaths of individual owners) from a person or persons or entity or entities which were owners thereof at time of execution of this Lease to persons or entities who were not owners of shares or other ownership interests of the corporation, partnership or limited liability company at time of execution of this Lease, shall be deemed an assignment of this Lease requiring the consent of Landlord as provided in this Section 22.

(b)                                 Permitted Transfers.  If Tenant desires to assign, sublease, hypothecate or otherwise transfer this Lease or sublet the Premises other than pursuant to a Permitted Assignment (as defined below), then at least 15 business days, but not more than 45 business days, before the date Tenant desires the assignment or sublease to be effective (the “Assignment Date”), Tenant shall give Landlord a notice (the “Assignment Notice”) containing such information about the proposed assignee or sublessee, including the proposed use of the Premises and any Hazardous Materials proposed to be used, stored handled, treated, generated in or released or disposed of from the Premises, the Assignment Date, any relationship between Tenant and the proposed assignee or sublessee, and all material terms and conditions of the proposed assignment or sublease, including a copy of any proposed assignment or sublease in its final form, and such other information as Landlord may deem reasonably necessary or appropriate to its consideration whether to grant its consent. Landlord may, by giving written notice to Tenant within 15 business days after receipt of the Assignment Notice:  (i) grant such consent, (ii) refuse such consent, in its reasonable discretion; or (iii) only if such proposed transfer is not a Permitted Assignment and is an assignment of Tenant’s entire interest under this Lease or a sublease of over 50% of the Premises for the remainder of the Term, terminate this Lease with respect to the space described in the Assignment Notice as of the Assignment Date (an “Assignment Termination”). Among other reasons, it shall be reasonable for Landlord to withhold its consent in any of these instances:  (1) the proposed assignee or subtenant is a governmental agency; (2) in Landlord’s reasonable judgment, the use of the Premises by the proposed assignee or subtenant would entail any alterations that would materially lessen the value of the leasehold improvements in the Premises, or would require materially increased services by Landlord; (3) in Landlord’s reasonable judgment, the proposed assignee or subtenant is engaged in areas of scientific research or other business concerns that are controversial such that they may (i) attract or cause negative publicity for or about the Building or the Project, (ii) negatively affect the reputation of the Building, the Project or Landlord, (iii) attract protestors to the Building or the Project, or (iv) lessen the attractiveness of the Building or the Project to any tenants or prospective tenants, purchasers or lenders; (4) in Landlord’s reasonable judgment, the proposed assignee or subtenant lacks the creditworthiness to support the financial obligations it will incur under the proposed assignment or sublease; (5) in Landlord’s reasonable judgment, the character, reputation, or business of the proposed assignee or subtenant is inconsistent with the desired tenant-mix or the quality of other tenancies in the Project or is inconsistent with the type and quality of the nature of the Building; (6) Landlord has received from any prior landlord to the proposed assignee or subtenant a negative report concerning such prior landlord’s experience with the proposed assignee or subtenant; (7) Landlord has experienced previous defaults by or is in litigation with the proposed assignee or subtenant; (8) the use of the Premises by the proposed assignee or subtenant will violate any applicable Legal Requirement; (9) the proposed assignee or subtenant is an entity with whom Landlord is then negotiating to lease comparable space in the Project; or (10) the assignment or sublease is prohibited by Landlord’s lender. If Landlord delivers notice of its election to exercise an Assignment Termination, Tenant shall have the right to withdraw such Assignment Notice by written notice to Landlord of such election within 5 business days after Landlord’s notice electing to exercise the Assignment Termination.  If Tenant withdraws such Assignment Notice, this Lease shall continue in full force and effect.  If Tenant does not withdraw such Assignment Notice, this Lease, and the term and estate herein granted, shall terminate as of the Assignment Date with respect to the space described in such Assignment Notice.  No failure of Landlord to exercise any such option to terminate this Lease, or to deliver a timely notice in response to the Assignment Notice, shall be deemed to be Landlord’s consent to the proposed assignment, sublease or other transfer.  Tenant shall pay to Landlord a fee equal to One Thousand Five Hundred Dollars ($1,500) in connection with its consideration of any Assignment Notice and/or its preparation or review of any consent documents.  Notwithstanding the foregoing, Landlord’s consent to an assignment of this Lease or a subletting of any portion of the Premises to any entity controlling, controlled by or under common control with Tenant (a “Control Permitted Assignment”) shall not be required, provided that Landlord shall have the right to approve the form of any such sublease or assignment (which approval shall not be unreasonably withheld or delayed).  In addition, Tenant shall have the right to assign this Lease, upon 30 days prior written notice to Landlord ((x) unless Tenant is prohibited from providing such notice by applicable Legal Requirements in which case Tenant shall notify Landlord promptly thereafter, and (y) if the transaction is subject to confidentiality requirements, Tenant’s advance notification shall be subject to Landlord’s execution of a non-disclosure agreement reasonably acceptable to Landlord and Tenant) but without obtaining Landlord’s prior written consent, to a corporation or other entity which is a successor-in-interest to Tenant, by way of merger, consolidation or corporate reorganization, or by the purchase of all or substantially all of the assets or the ownership interests of Tenant provided that (i) such merger or consolidation, or such acquisition or assumption, as the case may be, is for a good business purpose and not principally for the purpose of transferring the Lease, and (ii) the net worth (as determined in accordance with generally accepted accounting principles (“GAAP”)) of the assignee is not less than the greater of the net worth (as determined in accordance with GAAP) of Tenant as of (A) the Commencement Date, or (B) as of the date of Tenant’s most current quarterly or annual financial statements, and (iii) such assignee shall agree in writing to assume all of the terms, covenants and conditions of this Lease (a “Corporate Permitted Assignment”)  Control Permitted Assignments and Corporate Permitted Assignments are hereinafter referred to as “Permitted Assignments.

(c)           Additional Conditions.  As a condition to any such assignment or subletting, whether or not Landlord’s consent is required, Landlord may require:

(i)            that any assignee or subtenant agree, in writing at the time of such assignment or subletting, that if Landlord gives such party notice that Tenant is in default under this Lease, such party shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments will be received by Landlord without any liability except to credit such payment against those due under the Lease, and any such third party shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, in no event shall Landlord or its successors or assigns be obligated to accept such attornment; and

(ii)           A list of Hazardous Materials, certified by the proposed assignee or sublessee to be true and correct, which the proposed assignee or sublessee intends to use, store, handle, treat, generate in or release or dispose of from the Premises, together with copies of all documents relating to such use, storage, handling, treatment, generation, release or disposal of Hazardous Materials by the proposed assignee or subtenant in the Premises or on the Project, prior to the proposed assignment or subletting, including, without limitation:  permits; approvals; reports and correspondence; storage and management plans; plans relating to the installation of any storage tanks to be installed in or under the Project (provided, said installation of tanks shall only be permitted after Landlord has given its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion); and all closure plans or any other documents required by any and all federal, state and local Governmental Authorities for any storage tanks installed in, on or under the Project for the closure of any such tanks.  Neither Tenant nor any such proposed assignee or subtenant is required, however, to provide Landlord with any portion(s) of the such documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities.

(d)           No Release of Tenant, Sharing of Excess Rents.  Notwithstanding any assignment or subletting, Tenant and any guarantor or surety of Tenant’s obligations under this Lease shall at all times remain fully and primarily responsible and liable for the payment of Rent and for compliance with all of Tenant’s other obligations under this Lease.  Other than in connection with a Permitted Assignment, if the Rent due and payable by a sublessee or assignee (or a combination of the rental payable under such sublease or assignment plus any bonus or other consideration therefor or incident thereto in any form) exceeds the sum of the Rent payable under this Lease, and actual and reasonable brokerage fees, legal costs and any design or construction fees directly related to and required pursuant to the terms of any such sublease) (“Excess Rent”), then Tenant shall be bound and obligated to pay Landlord as Additional Rent hereunder 50% of such Excess Rent within 30 days following receipt thereof by Tenant.  If Tenant shall sublet the Premises or any part thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and Landlord as assignee, or a receiver for Tenant appointed on Landlord’s application, may collect such rent and apply it toward Tenant’s obligations under this Lease; except that, until the occurrence of a Default, Tenant shall have the right to collect such rent.

(e)           No Waiver.  The consent by Landlord to an assignment or subletting shall not relieve Tenant or any assignees of this Lease or any sublessees of the Premises from obtaining the consent of Landlord to any further assignment or subletting nor shall it release Tenant or any assignee or sublessee of Tenant from full and primary liability under the Lease.  The acceptance of Rent hereunder, or the acceptance of performance of any other term, covenant, or condition thereof, from any other person or entity shall not be deemed to be a waiver of any of the provisions of this Lease or a consent to any subletting, assignment or other transfer of the Premises.

(f)            Prior Conduct of Proposed Transferee.  Notwithstanding any other provision of this Section 22, other than in connection with a Permitted Assignment, if (i) the proposed assignee or sublessee of Tenant has been required by any prior landlord, lender or Governmental Authority to take remedial action in connection with Hazardous Materials contaminating a property, where the contamination resulted from such party’s action or use of the property in question, (ii) the proposed assignee or sublessee is subject to an enforcement order issued by any Governmental Authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any Governmental Authority), or (iii) because of the existence of a pre-existing environmental condition in the vicinity of or underlying the Project, the risk that Landlord would be targeted as a responsible party in connection with the remediation of such pre-existing environmental condition would be materially increased or exacerbated by the proposed use of Hazardous Materials by such proposed assignee or sublessee, Landlord shall have the absolute right to refuse to consent to any assignment or subletting to any such party.

23.          Estoppel Certificate.  Tenant shall, within 15 business days of written notice from Landlord, execute, acknowledge and deliver a statement in writing in any form reasonably requested by a proposed lender or purchaser, (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which the rental and other charges are paid in advance, if any, (ii) acknowledging, to Tenant’s knowledge, that there are not any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (iii) setting forth such further information with respect to the status of this Lease or the Premises as may be reasonably requested thereon.  Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part.  Tenant’s failure to deliver such statement within 5 days after Tenant’s receipt of a second notice from Landlord requesting such statement after the expiration of the aforementioned 15 business day period shall, at the option of Landlord, constitute a Default under this Lease, and, in any event, shall be conclusive upon Tenant that the Lease is in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered to Tenant for execution.

24.          Quiet Enjoyment.  So long as Tenant is not in Default under this Lease, Tenant shall, subject to the terms of this Lease, at all times during the Term, have peaceful and quiet enjoyment of the Premises against any person claiming by, through or under Landlord.

25.          Prorations.  All prorations required or permitted to be made hereunder shall be made on the basis of a 360 day year and 30 day months.

26.          Rules and Regulations.  Tenant shall, at all times during the Term and any extension thereof, comply with all reasonable rules and regulations at any time or from time to time established by Landlord covering use of the Premises and the Project.  The current rules and regulations are attached hereto as Exhibit E.  If there is any conflict between said rules and regulations and other provisions of this Lease, the terms and provisions of this Lease shall control.  Landlord shall not have any liability or obligation for the breach of any rules or regulations by other tenants in the Project and shall not enforce such rules and regulations in a discriminatory manner.

27.          Subordination.  This Lease and Tenant’s interest and rights hereunder are hereby made and shall be subject and subordinate at all times to the lien of any Mortgage now existing or hereafter created on or against the Project or the Premises, and all amendments, restatements, renewals, modifications, consolidations, refinancing, assignments and extensions thereof, without the necessity of any further instrument or act on the part of Tenant; provided, however that so long as there is no Default hereunder, Tenant’s right to possession of the Premises and Tenant’s other rights and interests to the Premises and the Project under this Lease shall not be disturbed by the Holder of any such Mortgage.  Tenant agrees, at the election of the Holder of any such Mortgage, to attorn to any such Holder.  Tenant agrees upon demand to execute, acknowledge and deliver such commercially reasonable instruments, confirming such subordination, and such instruments of attornment as shall be requested by any such Holder, provided any such instruments contain appropriate non-disturbance provisions assuring Tenant’s quiet enjoyment of the Premises as set forth in Section 24 hereof.  Notwithstanding the foregoing, any such Holder may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such Mortgage without regard to their respective dates of execution, delivery or recording and in that event such Holder shall have the same rights with respect to this Lease as though this Lease had been executed prior to the execution, delivery and recording of such Mortgage and had been assigned to such Holder.  The term “Mortgage” whenever used in this Lease shall be deemed to include deeds of trust, security assignments and any other encumbrances, and any reference to the “Holder” of a Mortgage shall be deemed to include the beneficiary under a deed of trust.  As of the date of this Lease, there is no existing Mortgage encumbering  the Project.

28.          Surrender.  Upon the expiration of the Term or earlier termination of Tenant’s right of possession, Tenant shall surrender the Premises to Landlord in the same condition as received, subject to any Alterations or Installations permitted by Landlord to remain in the Premises, free of Hazardous Materials brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Premises by any person other than a Landlord Party (collectively, “Tenant HazMat Operations”) and released of all Hazardous Materials Clearances, broom clean, ordinary wear and tear and casualty loss and condemnation covered by Sections 18 and 19 excepted.  At least 3 months prior to the surrender of the Premises, Tenant shall deliver to Landlord a narrative description of the actions proposed (or required by any Governmental Authority) to be taken by Tenant in order to surrender the Premises (including any Installations permitted by Landlord to remain in the Premises) at the expiration or earlier termination of the Term, free from any residual impact from the Tenant HazMat Operations and otherwise released for unrestricted use and occupancy (the “Surrender Plan”).  Such Surrender Plan shall be accompanied by a current listing of (i) all Hazardous Materials licenses and permits held by or on behalf of any Tenant Party with respect to the Premises, and (ii) all Hazardous Materials used, stored, handled, treated, generated, released or disposed of from the Premises, and shall be subject to the review and approval of Landlord’s environmental consultant, which approval shall not be unreasonably withheld.  In connection with the review and approval of the Surrender Plan, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning Tenant HazMat Operations as Landlord shall reasonably request.  On or before such surrender, Tenant shall deliver to Landlord evidence that the approved Surrender Plan shall have been satisfactorily completed and Landlord shall have the right, subject to reimbursement at Tenant’s expense as set forth below, to cause Landlord’s environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the effective date of such surrender or early termination of the Lease, free from any residual impact from Tenant HazMat Operations.  Tenant shall reimburse Landlord, as Additional Rent, for the reasonable actual out-of pocket expense incurred by Landlord for Landlord’s environmental consultant to review and approve the Surrender Plan and to visit the Premises and verify satisfactory completion of the same, which cost shall not exceed $5,000.  Landlord shall have the unrestricted right to deliver such Surrender Plan and any report by Landlord’s environmental consultant with respect to the surrender of the Premises to third parties.

If Tenant shall fail to prepare or submit a Surrender Plan approved by Landlord, or if Tenant shall fail to complete the approved Surrender Plan, or if such Surrender Plan, whether or not approved by Landlord, shall fail to adequately address any residual effect of Tenant HazMat Operations in, on or about the Premises, Landlord shall have the right to take such actions as Landlord may deem reasonable or appropriate to assure that the Premises and the Project are surrendered free from any residual impact from Tenant HazMat Operations, the cost of which actions shall be reimbursed by Tenant as Additional Rent within 30 days following Tenant’s receipt of a reasonably documented invoice therefor, without regard to the limitation set forth in the first paragraph of this Section 28.

Tenant shall immediately return to Landlord all keys and/or access cards to parking, the Project, restrooms or all or any portion of the Premises furnished to or otherwise procured by Tenant.  If any such access card or key is lost, Tenant shall pay to Landlord, at Landlord’s election, either the reasonable actual cost of replacing such lost access card or key or the reasonable actual cost of reprogramming the access security system in which such access card was used or changing the lock or locks opened by such lost key.  Any Tenant’s Property, Alterations and property not so removed by Tenant as permitted or required herein shall be deemed abandoned and may be stored, removed, and disposed of by Landlord at Tenant’s expense, and Tenant waives all claims against Landlord for any damages resulting from Landlord’s retention and/or disposition of such abandoned property.  All obligations of Tenant hereunder not fully performed as of the termination of the Term, including the obligations of Tenant under Section 30 hereof, shall survive the expiration or earlier termination of the Term, including, without limitation, indemnity obligations, payment obligations with respect to Rent and obligations concerning the condition and repair of the Premises.

29.          Waiver of Jury Trial.  TO THE EXTENT PERMITTED BY LAW, TENANT AND LANDLORD WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN LANDLORD AND TENANT ARISING OUT OF THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

30.          Environmental Requirements.

(a)           Prohibition/Compliance/Indemnity.  Tenant shall not cause or permit any Hazardous Materials (as hereinafter defined) to be brought upon, kept, used, stored, handled, treated, generated  in or about, or released or disposed of from, the Premises or the Project in violation of applicable Environmental Requirements (as hereinafter defined) by Tenant or any Tenant Party.  If Tenant breaches the obligation stated in the preceding sentence, or if the presence of Hazardous Materials in the Premises during the Term or any holding over results in contamination of the Premises, the Project or any adjacent property or if contamination of the Premises, the Project or any adjacent property by Hazardous Materials brought into, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises by anyone other than Landlord and Landlord’s employees, agents and contractors otherwise occurs during the Term or any holding over, Tenant hereby indemnifies and shall defend and hold Landlord, its officers, directors, employees, agents and contractors harmless from any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, damages (including, without limitation, punitive damages and damages based upon diminution in value of the Premises or the Project, or the loss of, or restriction on, use of the Premises or any portion of the Project), expenses (including, without limitation, attorneys’, consultants’ and experts’ fees, court costs and amounts paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses (collectively, “Environmental Claims”) which arise during or after the Term as a result of such contamination.  This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, treatment, remedial, removal, or restoration work required by any federal, state or local Governmental Authority because of Hazardous Materials present in the air, soil or ground water above, on, or under the Premises.  Without limiting the foregoing, if the presence of any Hazardous Materials on the Premises, the Building, the Project or any adjacent property caused or permitted by Tenant or any Tenant Party results in any contamination of the Premises, the Building, the Project or any adjacent property, Tenant shall promptly take all actions at its sole expense and in accordance with applicable Environmental Requirements as are necessary to return the Premises, the Building, the Project or any adjacent property to the condition existing prior to the time of such contamination, provided that Landlord’s approval of such action shall first be obtained, which approval shall not unreasonably be withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Premises, the Building or the Project.  Notwithstanding anything to the contrary contained in Section 28 or this Section 30, Tenant shall not be responsible for, and the indemnification and hold harmless obligation set forth in this paragraph shall not apply to (i) contamination in the Premises which Tenant can prove existed in the Premises immediately prior to the Commencement Date, (ii) the presence of any Hazardous Materials in the Premises which Tenant can prove migrated from outside of the Premises into the Premises, or (iii) the presence of any Hazardous Materials in the Premises caused by Landlord or any Landlord’s employees, agents and contractors,  unless in any case, the presence of such Hazardous Materials (x) is the result of a breach by Tenant of any of its obligations under this Lease, or (y) was caused, contributed to or exacerbated by Tenant or any Tenant Party.

(b)           Business.  Landlord acknowledges that it is not the intent of this Section 30 to prohibit Tenant from using the Premises for the Permitted Use.  Tenant may operate its business according to prudent industry practices so long as the use or presence of Hazardous Materials is strictly and properly monitored according to all then applicable Environmental Requirements.  As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Commencement Date a list identifying each type of Hazardous Materials to be brought upon, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Premises and setting forth any and all governmental approvals or permits required in connection with the presence, use, storage, handling, treatment, generation, release or disposal of such Hazardous Materials on or from the Premises (“Hazardous Materials List”).  Tenant shall deliver to Landlord an updated Hazardous Materials List any time that Tenant is required to deliver a Hazardous Materials List to any Governmental Authority (e.g. the fire department) in connection with its use or occupancy of the Premises.  Tenant shall deliver to Landlord true and correct copies of the following documents (the “Haz Mat Documents”) relating to the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials prior to the Commencement Date, or if unavailable at that time, concurrent with the receipt from or submission to a Governmental Authority:  permits; approvals; reports and correspondence; storage and management plans, notice of violations of any Legal Requirements; plans relating to the installation of any storage tanks to be installed in or under the Project (provided, said installation of tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion); all closure plans or any other documents required by any and all federal, state and local Governmental Authorities for any storage tanks installed in, on or under the Project for the closure of any such tanks; and a Surrender Plan (to the extent surrender in accordance with Section 28 cannot be accomplished in 3 months).  Tenant is not required, however, to provide Landlord with any portion(s) of the Haz Mat Documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities.  It is not the intent of this Section to provide Landlord with information which could be detrimental to Tenant’s business should such information become possessed by Tenant’s competitors.

(c)           Tenant Representation and Warranty.  Tenant hereby represents and warrants to Landlord that (i) neither Tenant nor, to Tenant’s actual knowledge, any of its legal predecessors has been required by any prior landlord, lender or Governmental Authority at any time to take remedial action in connection with Hazardous Materials contaminating a property which contamination was permitted by Tenant of such predecessor or resulted from Tenant’s or such predecessor’s action or use of the property in question, and (ii) Tenant is not subject to any enforcement order issued by any Governmental Authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any Governmental Authority).

(d)           Testing.  Landlord shall have the right to conduct annual tests of the Premises to determine whether any contamination of the Premises or the Project has occurred as a result of Tenant’s use.  Tenant shall be required to pay the reasonable actual cost of such annual test of the Premises if there is violation of this Section 30 or if contamination for which Tenant is responsible under this Section 30 is identified; provided, however, that if Tenant conducts its own tests of the Premises using third party contractors and test procedures reasonably acceptable to Landlord which tests are certified to Landlord, Landlord shall accept such tests in lieu of the annual tests to be paid for by Tenant.  In addition, at any time, and from time to time, prior to the expiration or earlier termination of the Term, Landlord shall have the right to conduct appropriate tests of the Premises and the Project to determine if contamination has occurred as a result of Tenant’s use of the Premises.  In connection with such testing, upon the reasonably written request of Landlord, Tenant shall deliver to Landlord or its consultant such non-proprietary information concerning the use of Hazardous Materials (other than Hazardous Materials contained in products customarily used by tenants in de minimis quantities for ordinary cleaning and office purposes) in or about the Premises by Tenant or any Tenant Party.  If contamination has occurred for which Tenant is liable under this Section 30, Tenant shall pay all costs to conduct such tests.  If no such contamination is found, Landlord shall pay the costs of such tests (which shall not constitute an Operating Expense).  Landlord shall provide Tenant with a copy of all third party, non-confidential reports and tests of the Premises made by or on behalf of Landlord during the Term without representation or warranty and subject to a confidentiality agreement.  Tenant shall, at its sole cost and expense, promptly and satisfactorily remediate any environmental conditions identified by such testing and for which Tenant is responsible under this Section 30 in accordance with all Environmental Requirements.  Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights which Landlord may have against Tenant.

(e)           Control Areas.  Tenant shall be allowed to utilize up to its pro rata share of the Hazardous Materials inventory within any control area or zone (located within the Premises), as designated by the applicable building code, for chemical use or storage.  As used in the preceding sentence, Tenant’s pro rata share of any control areas or zones located within the Premises shall be determined based on the rentable square footage that Tenant leases within the applicable control area or zone.  For purposes of example only, if a control area or zone contains 10,000 rentable square feet and 2,000 rentable square feet of a tenant’s premises are located within such control area or zone (while such premises as a whole contains 5,000 rentable square feet), the applicable tenant’s pro rata share of such control area would be 20%.  For the avoidance of doubt, Tenant shall have the use of 100% of the control areas in the Building.

(f)            Underground Tanks.  If underground or other storage tanks storing Hazardous Materials located on the Premises or the Project are used by Tenant or are hereafter placed on the Premises or the Project by Tenant, Tenant shall install, use, monitor, operate, maintain, upgrade and manage such storage tanks, maintain appropriate records, obtain and maintain appropriate insurance, implement reporting procedures, properly close any underground storage tanks, and take or cause to be taken all other actions necessary or required under applicable state and federal Legal Requirements, as such now exists or may hereafter be adopted or amended in connection with the installation, use, maintenance, management, operation, upgrading and closure of such storage tanks.

(g)           Tenant’s Obligations.  Landlord’s and Tenant’s obligations under this Section 30 shall survive the expiration or earlier termination of the Lease.  During any period of time after the expiration or earlier termination of this Lease required by Tenant or Landlord to complete the removal from the Premises of any Hazardous Materials (including, without limitation, the release and termination of any licenses or permits restricting the use of the Premises and the completion of the approved Surrender Plan), Tenant shall continue to pay the full Rent in accordance with this Lease for any portion of the Premises not relet by Landlord in Landlord’s sole discretion, which Rent shall be prorated daily.

(h)           Definitions.  As used herein, the term “Environmental Requirements” means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, orders or other similar enactments of any Governmental Authority regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the Project, or the environment, including without limitation, the following:  the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; and all state and local counterparts thereto, and any regulations or policies promulgated or issued thereunder.  As used herein, the term “Hazardous Materials” means and includes any substance, material, waste, pollutant, or contaminant listed or defined as hazardous or toxic, or regulated by reason of its impact or potential impact on humans, animals and/or the environment under any Environmental Requirements, asbestos and petroleum, including crude oil or any fraction thereof, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas).  As defined in Environmental Requirements, Tenant is and shall be deemed to be the “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Premises by Tenant or any Tenant Party, and the wastes, by-products, or residues generated, resulting, or produced therefrom.

31.          Tenant’s Remedies/Limitation of Liability.  Landlord shall not be in default hereunder unless Landlord fails to perform any of its obligations hereunder within 30 days after written notice from Tenant specifying such failure (unless such performance will, due to the nature of the obligation, require a period of time in excess of 30 days, then after such period of time as is reasonably necessary).  Upon any default by Landlord, Tenant shall give notice by registered or certified mail to any Holder of a Mortgage covering the Premises and to any landlord of any lease of property in or on which the Premises are located and Tenant shall offer such Holder and/or landlord a reasonable opportunity to cure the default, including time to obtain possession of the Project by receivership or power of sale or a judicial action if such should prove necessary to effect a cure; provided Landlord shall have furnished to Tenant in writing the names and addresses of all such persons who are to receive such notices.  All obligations of Landlord hereunder shall be construed as covenants, not conditions; and, except as may be otherwise expressly provided in this Lease, Tenant may not terminate this Lease for breach of Landlord’s obligations hereunder.

Notwithstanding the foregoing, if any claimed Landlord default hereunder will immediately, materially and adversely affect Tenant’s ability to conduct its business in the Premises (a “Material Landlord Default”), Tenant shall, as soon as reasonably possible, but in any event within 5 business days of obtaining knowledge of such claimed Material Landlord Default, give Landlord written notice of such claim which notice shall specifically state that a Material Landlord Default exists and telephonic notice to Tenant’s principal contact with Landlord.  Landlord shall then have 2 business days to commence cure of such claimed Material Landlord Default and shall diligently prosecute such cure to completion.  If Landlord fails to commence cure of any claimed Material Landlord Default as provided above, Tenant may commence and prosecute such cure to completion provided that it does not impact or adversely affect any other tenants at the Project, the Building structure or  Common Areas, and shall be entitled to recover the costs of such cure (but not any consequential or other damages) from Landlord by way of reimbursement from Landlord with no right to offset against Rent, to the extent of Landlord’s obligation to cure such claimed Material Landlord Default hereunder, subject to the limitations set forth in the immediately following sentence of this paragraph and the other provisions of this Lease.  If such claimed Material Landlord Default is not a default by Landlord hereunder, or if Tenant failed to give Landlord the notice required hereunder prior to commencing Tenant’s cure of any alleged Material Landlord Default, Landlord shall be entitled to recover from Tenant, as Additional Rent, any costs incurred by Landlord in connection with such cure in excess of the costs, if any, that Landlord would otherwise have been liable to pay hereunder.

All obligations of Landlord under this Lease will be binding upon Landlord only during the period of its ownership of the Premises and not thereafter, provided that any person or entity succeeding to the interest of Landlord assumes in writing all of the obligations of Landlord under this Lease arising during such person’s or entity’s period of ownership of the Premises. The term “Landlord” in this Lease shall mean only the owner for the time being of the Premises.  Upon the transfer by such owner of its interest in the Premises, such owner shall thereupon be released and discharged from all obligations of Landlord thereafter accruing, but such obligations shall be binding during the Term upon each new owner for the duration of such owner’s ownership.

32.          Inspection and Access.  Landlord and its agents, representatives, and contractors may enter the Premises at any reasonable time to inspect the Premises and to make such repairs as may be required or permitted pursuant to this Lease and for any other business purpose.  Landlord and Landlord’s representatives may enter the Premises during business hours on not less than 48 hours advance written notice (except in the case of emergencies in which case no such notice shall be required and such entry may be at any time) for the purpose of effecting any such repairs, inspecting the Premises, showing the Premises to prospective purchasers and, during the last year of the Term, to prospective tenants or for any other business purpose.  Landlord shall use reasonable efforts to minimize interference with Tenant’s operations in the Premises in connection with Landlord’s activities conducted pursuant to this paragraph.  Landlord may erect a suitable sign on the Premises stating the Premises are available to let or that the Project is available for sale.  Landlord may grant easements, make public dedications, designate Common Areas and create restrictions on or about the Premises, provided that no such easement, dedication, designation or restriction materially, adversely affects Tenant’s use or occupancy of the Premises for the Permitted Use (including Tenant’s access to and use of the parking spaces which Tenant is entitled to use pursuant to Section 10).  At Landlord’s written request, Tenant shall execute such instruments as may be necessary for such easements, dedications or restrictions, provided that such instruments do not materially increase Tenant’s obligations or materially decrease Tenant’s rights under this Lease.  Tenant shall at all times, except in the case of emergencies, have the right to escort Landlord or its agents, representatives, contractors or guests while the same are in the Premises, provided such escort does not materially and adversely affect Landlord’s access rights hereunder.  Landlord shall comply with Tenant’s reasonable security and safety requirements with respect to entering the Premises; provided, however, that Tenant has notified Landlord of such security and safety requirements simultaneously with or prior to Landlord’s entry into the Premises.

Tenant agrees that Landlord may from time to time during the Term,  conduct third party tours of the Premises (“Tours”) which may be held with less than 24 hours advance notice; provided, however, that Tenant shall have the right to delay any Tours for which it receives notice from Landlord for up to 24 hours if Tenant plans to conduct proprietary meetings at the Premises during the time of such Tours and Tenant delivers written notice to Landlord of such proprietary meetings within 8 hours of receiving Landlord’s notice of such Tours.  Landlord shall endeavor to minimize disruption to Tenant’s operations in the Premises during such Tours.

33.          Security.  Tenant acknowledges and agrees that security devices and services, if any, while intended to deter crime may not in given instances prevent theft or other criminal acts and that Landlord is not providing any security services with respect to the Premises.  Tenant agrees that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises.  Tenant shall be solely responsible for the personal safety of Tenant’s officers, employees, agents, contractors, guests and invitees while any such person is in, on or about the Premises and/or the Project.  Tenant shall at Tenant’s cost obtain insurance coverage to the extent Tenant desires protection against such criminal acts.

34.          Force Majeure.  Except for the payment of Rent, neither Landlord nor Tenant shall be held responsible or liable for delays in the performance of its obligations hereunder when caused by, related to, or arising out of acts of God, sinkholes or subsidence, strikes, lockouts, or other labor disputes, embargoes, quarantines, weather, national, regional, or local disasters, calamities, or catastrophes, inability to obtain labor or materials (or reasonable substitutes therefor) at reasonable costs or failure of, or inability to obtain, utilities necessary for performance, governmental restrictions, orders, limitations, regulations, or controls, national emergencies, delay in issuance or revocation of permits, enemy or hostile governmental action, terrorism, insurrection, riots, civil disturbance or commotion, fire or other casualty, and other causes or events beyond their reasonable control (“Force Majeure”).

35.          Brokers.  Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with this transaction and that no Broker brought about this transaction, other than Cushman and Wakefield and Hughes Marino.  Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than the broker, if any named in this Section 35, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.  Landlord shall be responsible for all fees of Cushman and Wakefield and Hughes Marino arising out of the execution of this Lease in accordance with the terms of separate written agreements between Landlord, on the one hand, and Cushman and Wakefield and Hughes Marino, respectively, on the other hand.

36.          Limitation on Landlord’s Liability.  NOTWITHSTANDING ANYTHING SET FORTH HEREIN OR IN ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT TO THE CONTRARY:  (A) LANDLORD SHALL NOT BE LIABLE TO TENANT OR ANY OTHER PERSON FOR (AND TENANT AND EACH SUCH OTHER PERSON ASSUME ALL RISK OF) LOSS, DAMAGE OR INJURY, WHETHER ACTUAL OR CONSEQUENTIAL TO:  TENANT’S PERSONAL PROPERTY OF EVERY KIND AND DESCRIPTION, INCLUDING, WITHOUT LIMITATION TRADE FIXTURES, EQUIPMENT, INVENTORY, SCIENTIFIC RESEARCH, SCIENTIFIC EXPERIMENTS, LABORATORY ANIMALS, PRODUCT, SPECIMENS, SAMPLES, AND/OR SCIENTIFIC, BUSINESS, ACCOUNTING AND OTHER RECORDS OF EVERY KIND AND DESCRIPTION KEPT AT THE PREMISES AND ANY AND ALL INCOME DERIVED OR DERIVABLE THEREFROM; (B) THERE SHALL BE NO PERSONAL RECOURSE TO LANDLORD FOR ANY ACT OR OCCURRENCE IN, ON OR ABOUT THE PREMISES OR ARISING IN ANY WAY UNDER THIS LEASE OR ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT WITH RESPECT TO THE SUBJECT MATTER HEREOF AND ANY LIABILITY OF LANDLORD HEREUNDER SHALL BE STRICTLY LIMITED SOLELY TO LANDLORD’S INTEREST IN THE PROJECT OR ANY PROCEEDS FROM SALE OR CONDEMNATION THEREOF AND ANY INSURANCE PROCEEDS PAYABLE IN RESPECT OF LANDLORD’S INTEREST IN THE PROJECT OR IN CONNECTION WITH ANY SUCH LOSS; AND (C) IN NO EVENT SHALL ANY PERSONAL LIABILITY BE ASSERTED AGAINST LANDLORD IN CONNECTION WITH THIS LEASE NOR SHALL ANY RECOURSE BE HAD TO ANY OTHER PROPERTY OR ASSETS OF LANDLORD OR ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS.  UNDER NO CIRCUMSTANCES SHALL LANDLORD OR ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS BE LIABLE FOR INJURY TO TENANT’S BUSINESS OR FOR ANY LOSS OF INCOME OR PROFIT THEREFROM.

37.          Severability.  If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby.  It is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added, as a part of this Lease, a clause or provision as similar in effect to such illegal, invalid or unenforceable clause or provision as shall be legal, valid and enforceable.

38.          Signs; Exterior Appearance.  Tenant shall not, without the prior written consent of Landlord, which may be granted or withheld in Landlord’s reasonable discretion:  (i) attach any awnings, exterior lights, decorations, balloons, flags, pennants, banners, painting or other projection to any outside wall of the Project, (ii) use any curtains, blinds, shades or screens other than Landlord’s standard window coverings, (iii) coat or otherwise sunscreen the interior or exterior of any windows, (iv) place any bottles, parcels, or other articles on the window sills, (v) place any equipment, furniture or other items of personal property on any exterior balcony, or (vi) paint, affix or exhibit on any part of the Premises or the Project any signs, notices, window or door lettering, placards, decorations, or advertising media of any type which can be viewed from the exterior of the Premises.  Interior signs on doors and the directory tablet shall be inscribed, painted or affixed for Tenant by Landlord at the sole cost and expense of Tenant, and shall be of a size, color and type reasonably acceptable to Landlord.  Nothing may be placed on the exterior of corridor walls or corridor doors other than Landlord’s standard lettering.

Tenant shall have the exclusive right to display, at Tenant’s cost and expense, a sign bearing Tenant’s name and/or logo (“Building Sign”) at a location on the top of the Building selected by Tenant and reasonably acceptable to Landlord.  Notwithstanding the foregoing, Tenant acknowledges and agrees that the Building Sign including, without limitation, the size, color and type, shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, shall be consistent with Landlord’s signage program at the Project and shall be subject to any and all other required approvals and applicable Legal Requirements.  Tenant shall be responsible, at Tenant’s sole cost and expense, for the maintenance of the Building Sign, for the removal of the Building Sign at the expiration or earlier termination of this Lease and for the repair of all damage resulting from such removal.

Tenant shall, at Tenant’s sole cost and expense, have the non-exclusive right to install a sign bearing Tenant’s name on the Monument Sign serving the Project (“Monument Sign”).  Tenant acknowledges and agrees that Tenant’s signage on the Monument Sign including, without limitation, the location, size, color and type shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, shall be subject to and consistent with Landlord’s signage program at the Project and shall be subject to any and all other required approvals and applicable Legal Requirements.  Tenant shall be responsible, at Tenant’s sole cost and expense, for the maintenance of Tenant’s signage on the Monument Sign, for the removal of Tenant’s signage from the Monument Sign at the expiration or earlier termination of this Lease and for the repair of all damage resulting from such removal.

39.          Right to Extend Term.  Tenant shall have the right to extend the Term of the Lease upon the following terms and conditions:

(a)           Extension Rights.  Tenant shall have 1 right (the “Extension Right”) to extend the term of this Lease for 5 years (the “Extension Term”) on the same terms and conditions as this Lease (other than with respect to Base Rent and the Work Letter) by giving Landlord written notice of its election to exercise the Extension Right at least 12 months prior to the expiration of the Base Term of the Lease.

Upon the commencement of the Extension Term, Base Rent shall be payable at the Market Rate (as defined below).  As used herein, “Market Rate” shall mean the rate (including any adjustments during the Term) that comparable landlords of comparable buildings have accepted in current transactions from non-equity (i.e., not being offered equity in the buildings) and nonaffiliated tenants of similar financial strength for space of comparable size, quality (including all Tenant Improvements, Alterations and other improvements) and floor height in Class A laboratory/office buildings in the Sorrento Mesa area of San Diego for a comparable term, with the determination of the Market Rate to take into account all relevant factors, including tenant inducements, percentage of laboratory and office space, views, project amenities, parking costs, leasing commissions, allowances or concessions, if any.

If, on or before the date which is 240 days prior to the expiration of the Base Term of this Lease, Tenant has not agreed with Landlord’s determination of the Market Rate during the Extension Term after negotiating in good faith, Tenant shall be deemed to have elected arbitration as described in Section 39(b).  Tenant acknowledges and agrees that, if Tenant has elected to exercise the Extension Right by delivering notice to Landlord as required in this Section 39(a), Tenant shall have no right thereafter to rescind or elect not to extend the term of the Lease for the Extension Term.

(b)           Arbitration.

(i)            Within 10 days of Tenant’s notice to Landlord of its election (or deemed election) to arbitrate Market Rate, each party shall deliver to the other a proposal containing the Market Rate that the submitting party believes to be correct (“Extension Proposal”).  If either party fails to timely submit an Extension Proposal, the other party’s submitted proposal shall determine the Base Rent for the Extension Term.  If both parties submit Extension Proposals, then Landlord and Tenant shall meet within 7 days after delivery of the last Extension Proposal and make a good faith attempt to mutually appoint a single Arbitrator (and defined below) to determine the Market Rate.  If Landlord and Tenant are unable to agree upon a single Arbitrator, then each shall, by written notice delivered to the other within 10 days after the meeting, select an Arbitrator.  If either party fails to timely give notice of its selection for an Arbitrator, the other party’s submitted proposal shall determine the Base Rent for the Extension Term.  The 2 Arbitrators so appointed shall, within 5 business days after their appointment, appoint a third Arbitrator.  If the 2 Arbitrators so selected cannot agree on the selection of the third Arbitrator within the time above specified, then either party, on behalf of both parties, may request such appointment of such third Arbitrator by application to any state court of general jurisdiction in the jurisdiction in which the Premises are located, upon 10 days prior written notice to the other party of such intent.

(ii)           The decision of the Arbitrator(s) shall be made within 30 days after the appointment of a single Arbitrator or the third Arbitrator, as applicable.  The decision of the single Arbitrator shall be final and binding upon the parties.  The average of the decisions of the two closest Arbitrators in a three Arbitrator panel shall be final and binding upon the parties.  Each party shall pay the fees and expenses of the Arbitrator appointed by or on behalf of such party and the fees and expenses of the third Arbitrator shall be borne equally by both parties.  If the Market Rate are not determined by the first day of the Extension Term, then Tenant shall pay Landlord Base Rent in an amount equal to the Base Rent in effect immediately prior to the Extension Term and increased by the Rent Adjustment Percentage until such determination is made.  After the determination of the Market Rate, the parties shall make any necessary adjustments to such payments made by Tenant.  Landlord and Tenant shall then execute an amendment recognizing the Market Rate for the Extension Term.

(iii)          An “Arbitrator” shall be any person appointed by or on behalf of either party or appointed pursuant to the provisions hereof and:  (i) shall be (A) a member of the American Institute of Real Estate Appraisers with not less than 10 years of experience in the appraisal of improved office and high tech industrial real estate in the  Sorrento Mesa area of San Diego, or (B) a licensed commercial real estate broker with not less than 15 years experience representing landlords and/or tenants in the leasing of high tech or life sciences space in the  Sorrento Mesa area of San Diego, (ii) devoting substantially all of their time to professional appraisal or brokerage work, as applicable, at the time of appointment and (iii) be in all respects impartial and disinterested.

(c)           Rights Personal.  The Extension Right is personal to Tenant and is not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease, except that they may be assigned in connection with any Permitted Assignment of this Lease.

(d)           Exceptions.  Notwithstanding anything set forth above to the contrary, the Extension Right shall, at Landlord’s option, not be in effect and Tenant may not exercise the Extension Right:

(i)            during any period of time that Tenant is in Default (beyond any applicable notice and cure period) under any provision of this Lease; or

(ii)           if Tenant has been in Default under any provision of this Lease 3 or more times, whether or not the Defaults are cured, during the 12 month period immediately prior to the date that Tenant intends to exercise the Extension Right, whether or not the Defaults are cured.

(e)           No Extensions.  The period of time within which the Extension Right may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Extension Right.

(f)            Termination.  The Extension Right shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Extension Right, if, after such exercise, but prior to the commencement date of the Extension Term, Tenant has Defaulted 3 or more times during the period from the date of the exercise of an Extension Right to the date of the commencement of the Extension Term, whether or not such Defaults are cured.

40.          Franklin Yard Amenities.

(a)           Generally.  Subject to the provisions of this Section 40, Landlord’s affiliate, ARE-SD Region No. 17, LLC, a Delaware limited liability company (“Franklin Yard Landlord”) may construct amenities at the property owned by Franklin Yard Landlord located at 10996 Torreyana Road, San Diego, California (“Franklin Yard Project”), which may include, without limitation, shared conference facilities (“Shared Conference Facilities”), a fitness center and restaurant (collectively, the “Franklin Yard Amenities”) for non-exclusive use by (a) Tenant, (b) other tenants of the Project, (c) Landlord, (d) the tenants of Franklin Yard Landlord, (e) Franklin Yard Landlord, (e) other affiliates of Landlord, Franklin Yard Landlord and Alexandria Real Estate Equities, Inc. (“ARE”), (f) the tenants of such other affiliates of Landlord, Franklin Yard Landlord and ARE, and (g) any other parties permitted by Franklin Yard Landlord (collectively, “Users”).  Landlord, Franklin Yard Landlord, ARE, and all affiliates of Landlord, Franklin Yard Landlord and ARE may be referred to collectively herein as the “ARE Parties.”  Notwithstanding anything to the contrary contained herein, Tenant acknowledges and agrees that Franklin Yard Landlord shall have the right, at the sole discretion of Franklin Yard Landlord, to construct any Amenities desired by Franklin Yard Landlord at the Franklin Yard Project but not make such constructed Franklin Yard Amenities available for use by some or all currently contemplated Users.  Franklin Yard Landlord shall have the sole right to determine all matters related to the Franklin Yard Amenities including, without limitation, relating to the design and construction thereof.  Tenant acknowledges and agrees that Landlord has not made any representations or warranties regarding the development of any of the Franklin Yard Amenities and that Tenant is not entering into this Lease relying on the construction and completion of the Franklin Yard Amenities or with an expectation that the Franklin Yard Amenities will ever be constructed and/or made available to Tenant.

(b)           License.  Following the delivery of written notice from Landlord to Tenant that the Franklin Yard Amenities are available for use by Tenant (“Amenity Availability Notice”), if at all, and so long as the Franklin Yard Project and the Project continue to be owned by affiliates of ARE, Tenant shall have the non-exclusive right to the use of the available Franklin Yard Amenities for up to 45 employees (so long as such employees are employed at the Premises) in common with other Users pursuant to the terms of this Section 40.  If Landlord delivers an Amenity Availability Notice to Tenant, Tenant shall, upon the date (“Amenities Commencement Date”) set forth in the Amenity Availability Notice (provided that Tenant is actually permitted to commence using the Franklin Yard Amenities as of such date), commence paying Landlord a fixed fee during the Base Term equal to $0.08 per rentable square foot of the Premises per month (“Amenities Fee”), which Amenities Fee shall by payable on the first day of each month during the Term whether or not Tenant elects to use any or all of the Franklin Yard Amenities.  The Amenities Fee shall be increased annually on each anniversary of the Amenities Commencement Date by the Rent

Adjustment Percentage (and, for the avoidance of any doubt, if Tenant elects to exercise its Extension Right, Tenant shall continue to be required to pay a separate Amenities Fee in an amount to be determined when the Market Rate is determined; provided, however, that in no event shall such Amenities Fee be less than the Amenities Fee being paid by Tenant immediately prior to the Extension Term with 3% annual increases on first day of the Extension Term and thereafter on each anniversary thereof).  In the event that the Franklin Yard Amenities are not constructed or if they are constructed but not made available for use by Tenant, Tenant shall have no right to use the Franklin Yard Amenities, if any, nor shall Tenant be required to pay the Amenities Fee.

(c)           Shared Conference Facilities.  Use by Tenant of the Shared Conference Facilities and restaurant at the Franklin Yard Project shall be in common with other Users with scheduling procedures reasonably determined by Franklin Yard Landlord.  Franklin Yard Landlord reserves the right to exercise its reasonable discretion in the event of conflicting scheduling requests among Users.

Any vendors engaged by Tenant in connection with Tenant’s use of the Shared Conference Facilities shall be professional licensed vendors.  Franklin Yard Landlord shall have the right to reasonably approve any vendors utilized by Tenant in connection with Tenant’s use of the Shared Conference Facilities.  Prior to any entry by any such vendor onto the Franklin Yard Project, Tenant shall deliver to Landlord a copy of the contract between Tenant and such vendor and certificates of insurance from such vendor evidencing industry standard commercial general liability, automotive liability, and workers’ compensation insurance.  Tenant shall cause all such vendors utilized by Tenant to provide a certificate of insurance naming Landlord, ARE, and Franklin Yard Landlord as additional insureds under the vendor’s liability policies.  Notwithstanding the foregoing, Tenant shall be required to use the food service operator used by Franklin Yard Landlord at the Franklin Yard Project for any food service or catered events held by Tenant in the Shared Conference Facilities.

Tenant shall, at Tenant’s sole cost and expense, (i) be responsible for the set-up of the Shared Conference Facilities in connection with Tenant’s use (including, without limitation ensuring that Tenant has a sufficient number of chairs and tables and the appropriate equipment), and (ii) surrender the Shared Conference Facilities after each time that Tenant uses the Shared Conference Facilities free of Tenant’s personal property, in substantially the same set up and same condition as received, subject to casualty, and free of any debris and trash.  If Tenant fails to restore and surrender the Shared Conference Facilities as required by sub-section (ii) of the immediately preceding sentence, such failure shall constitute a “Shared Facilities Default.”  Each time that Landlord reasonably determines that Tenant has committed a Shared Facilities Default, Tenant shall be required to pay Landlord a fee within 5 days after notice from Landlord of such Shared Facilities Default.  The fee payable by Tenant in connection with the first Shared Facilities Default shall be $200.  The fee payable shall increase by $50 for each subsequent Shared Facilities Default (for the avoidance of doubt, the fee shall be $250 for the second Shared Facilities Default, shall be $300 for the third Shared Facilities Default, etc.).  In addition to the foregoing, Tenant shall be responsible for reimbursing Franklin Yard Landlord or Landlord, as applicable, for all costs expended by Franklin Yard Landlord or Landlord, as applicable, in repairing any damage to the Shared Conference Facilities, the Franklin Yard Amenities, or the Franklin Yard Project caused by Tenant or any Tenant Related Party.  The provisions of this Section 40(c) shall survive the expiration or earlier termination of this Lease.

(d)           Rules and Regulations.  Tenant shall be solely responsible for paying for any and all ancillary services (e.g., audio visual equipment) provided to Tenant, all food services operators  and any other third party vendors providing services to Tenant at the Franklin Yard Project.  Tenant shall use the Franklin Yard Amenities (including, without limitation, the Shared Conference Facilities) in compliance with all applicable Legal Requirements and any reasonable rules and regulations imposed by Franklin Yard Landlord or Landlord from time to time (which rules shall not be enforced in a discriminatory manner) and in a manner that will not interfere with the rights of other Users.  The use of Franklin Yard Amenities other than the Shared Conference Facilities by employees of Tenant shall be in accordance with the terms and conditions of the standard licenses, indemnification and waiver agreement required by Franklin Yard Landlord or the operator of the Franklin Yard Amenities to be executed by all persons wishing to use such Franklin Yard Amenities.  Neither Franklin Yard Landlord nor Landlord (nor, if

applicable, any other affiliate of Landlord) shall have any liability or obligation for the breach of any rules or regulations by other Users with respect to the Franklin Yard Amenities.  Tenant shall not make any alterations, additions, or improvements of any kind to the Shared Conference Facilities, the Franklin Yard Amenities or the Franklin Yard Project.

Tenant acknowledges and agrees that Franklin Yard Landlord shall have the right at any time and from time to time to reconfigure, relocate, modify or remove any of the Franklin Yard Amenities at the Franklin Yard Project and/or to revise, expand or discontinue any of the services (if any) provided in connection with the Franklin Yard Amenities.

(e)           Waiver of Liability and Indemnification.  Tenant warrants that it will use reasonable care to prevent damage to property and injury to persons while on the Franklin Yard Project.  To the extent permitted by applicable law, except to the extent caused by the negligence or willful misconduct of any ARE Party, Tenant waives any claims it or any Tenant Parties may have against any ARE Parties relating to, arising out of or in connection with the Franklin Yard Amenities and any entry by Tenant and/or any Tenant Parties onto the Franklin Yard Project, and Tenant releases and exculpates all ARE Parties from any liability relating to, arising out of or in connection with the Franklin Yard Amenities and any entry by Tenant and/or any Tenant Parties onto the Franklin Yard Project.  Except to the extent caused by the negligence or willful misconduct of any ARE Party, Tenant hereby agrees to indemnify, defend, and hold harmless the ARE Parties from any claim of damage to property or injury to person relating to, arising out of or in connection with (i) the use of the Franklin Yard Amenities by Tenant or any Tenant Parties, and (ii) any entry by Tenant and/or any Tenant Parties onto the Franklin Yard Project.  The provisions of this Section 40 shall survive the expiration or earlier termination of this Lease.

(f)            Insurance.  As of the Franklin Yard Amenities Commencement Date, Tenant shall cause Franklin Yard Landlord to be named as an additional insured under the commercial general liability policy of insurance that Tenant is required to maintain pursuant to Section 17 of this Lease.

41.          Termination Right.  Tenant shall have the right, subject to the provisions of this Section 41, to terminate this Lease (“Termination Right”) with respect to the entire Premises only as of expiration of the 84th month after the Rent Commencement Date (“Early Termination Date”), so long as Tenant delivers to Landlord (i) a written notice (“Termination Notice”), of its election to exercise its Termination Right no less than 12 months in advance of the Early Termination Date, and (ii) concurrent with Tenant’s delivery of the Termination Notice to Landlord, an early termination payment equal to the sum of (1) the unamortized amount of the Tenant Improvement Allowance as of the Early Termination Date with amortization calculated on a straight line basis from the Rent Commencement Date through the Base Term, (2) all of the unamortized leasing commissions paid by Landlord in connection with this Lease as of the Early Termination Date, with amortization calculated on a straight line basis from the Rent Commencement Date through the Base Term, and (3) the unamortized amount as of the Early Termination Date of the Additional Tenant Improvement Allowance actually disbursed by Landlord to Tenant, if any, with amortization calculated on a straight line basis from the Rent Commencement Date through the Base Term (all calculated using an 8% annual interest rate) (collectively, the “Early Termination Payment”).  If Tenant timely and properly exercises the Termination Right, Tenant shall vacate the Premises and deliver possession thereof to Landlord in the condition required by the terms of this Lease on or before the Early Termination Date and Tenant shall have no further obligations under this Lease except for those accruing prior to the Early Termination Date and those which, pursuant to the terms of this Lease, survive the expiration or early termination of this Lease.  If Tenant does not deliver to Landlord the Termination Notice and the Early Termination Payment within the time period provided in this paragraph, Tenant shall be deemed to have waived its Termination Right and the provisions of this Section 41 shall have no further force or effect.

42.          Emergency Generator.  Subject to Tenant complying with all of the provisions of this Lease including, without limitation, Section 12 hereof, and all applicable Legal Requirements and Landlord’s rules and regulations, Tenant shall have the right, at Tenant’s sole cost and expense, to install an emergency generator and related tanks and equipment (collectively, “Emergency Generator”) in a location at the Project reasonably acceptable to both Landlord and Tenant (“Generator Area”).  All such improvements to the Generator Area shall be of a design and type and with screening acceptable to Landlord, in Landlord’s reasonable discretion.  Landlord shall have the right, in its sole and absolute discretion, to require Tenant to remove any such Emergency Generator installed by Tenant and restore the Generator Area to its original use and condition, free of any debris and trash and free of any Hazardous Materials, upon the expiration or earlier termination of the Term.  The number of parking spaces available to Tenant under this Lease may be reduced by the number of parking spaces impacted, if any, by the Emergency Generator.  Landlord shall have no obligation to make any repairs or improvements to the Emergency Generator or the Generator Area and Tenant shall maintain the same, at Tenant’s sole cost and expense, in good repair and condition during the Term as though the same were part of the Premises.  Tenant shall have the right to use a portion of the TI Allowance (as defined in the Work Letter) for the purchase and installation of the Emergency Generator.

43.          Roof Equipment.  As long as Tenant is not in default under this Lease, Tenant shall have the right at its sole cost and expense, subject to compliance with all Legal Requirements, to install, maintain, and remove on the top of the roof of the Building directly above the Premises one satellite dish (up to 20 inches in diameter and weighing up to 50 pounds), communication antennae, or other equipment (all of which a diameter and height reasonably acceptable to Landlord) for the transmission or reception of communication of signals as Tenant may from time to time desire in connection with Tenant’s Permitted Use of the Premises (collectively, the “Roof Equipment”) on the following terms and conditions:

(a)           Requirements.  Tenant shall submit to Landlord (i) the plans and specifications for the installation of the Roof Equipment, (ii) copies of all required governmental and quasi-governmental permits, licenses, and authorizations that Tenant will and must obtain at its own expense, with the cooperation of Landlord, if necessary for the installation and operation of the Roof Equipment, and (iii) an insurance policy or certificate of insurance evidencing insurance coverage as required by this Lease and any other insurance as reasonably required by Landlord for the installation and operation of the Roof Equipment.  Landlord shall not unreasonably withhold or delay its approval for the installation and operation of the Roof Equipment; provided, however, that Landlord may reasonably withhold its approval if the installation or operation of the Roof Equipment (A) may damage the structural integrity of the Building, (B) may void, terminate, or invalidate any applicable roof warranty, or (C) is not properly screened from the viewing public.

(b)           No Damage to Roof.  If installation of the Roof Equipment requires Tenant to make any roof cuts or perform any other roofing work, such cuts shall only be made in the manner reasonably  designated in writing by Landlord; and any such installation work (including any roof cuts or other roofing work) shall be performed by Tenant, at Tenant’s sole cost and expense by a roofing contractor reasonably designated by Landlord and reasonably acceptable to Tenant.  If Tenant or its agents shall otherwise cause any damage to the roof during the installation, operation, and removal of the Roof Equipment such damage shall be repaired promptly at Tenant’s expense and the roof shall be restored in substantially the same condition it was in before the damage.  Landlord shall not charge Tenant Additional Rent for the installation and use of the Roof Equipment.  If, however, Landlord’s insurance premium or Tax assessment increases as a result of the Roof Equipment, Tenant shall pay such increase as Additional Rent within 30 days after receipt of a reasonably detailed invoice from Landlord.  Tenant shall not be entitled to any abatement or reduction in the amount of Rent payable under this Lease if for any reason Tenant is unable to use the Roof Equipment.  In no event whatsoever shall the installation, operation, maintenance, or removal of the Roof Equipment by Tenant or its agents void, terminate, or invalidate any applicable roof warranty.

(c)           Protection.  The installation, operation, and removal of the Roof Equipment shall be at Tenant’s sole risk.  Tenant shall indemnify, defend, and hold Landlord harmless from and against any and all claims, costs, damages, liabilities and expenses (including, but not limited to, attorneys’ fees) of every kind and description that may arise out of or be connected in any way with Tenant’s installation, operation, or removal of the Roof Equipment.

(d)           Removal.  At the expiration or earlier termination of this Lease, Tenant shall, at its sole cost and expense, remove the Roof Equipment from the Building.  Tenant shall leave the portion of the roof where the Roof Equipment was located in good order and repair, reasonable wear and tear excepted.  If Tenant does not so remove the Roof Equipment, Tenant hereby authorizes Landlord to remove and dispose of the Roof Equipment and charge Tenant as Additional Rent for all costs and expenses reasonably and actually  incurred by Landlord in such removal and disposal.  Tenant agrees that Landlord shall not be liable for any Roof Equipment or related property disposed of or removed by Landlord after the expiration or earlier termination of this Lease.

(e)           Relocation.  Landlord shall have the right, at its expense and after 60 days prior notice to Tenant, to relocate the Roof Equipment to another site on the roof of the Building as long as such site reasonably meets Tenant’s sight line and interference requirements and does not unreasonably interfere with Tenant’s use and operation of the Roof Equipment.

(f)            Access.  Landlord grants to Tenant the right of ingress and egress on a 24 hour 7 day per week basis to install, operate, and maintain the Roof Equipment.  Before receiving access to the roof of the Building, Tenant shall give Landlord at least 24 hours’ advance written or oral notice, except in emergency situations, in which case 2 hours’ advance oral notice shall be given by Tenant.  Landlord shall supply Tenant with the name, telephone, and pager numbers of the contact individual(s) responsible for providing access during emergencies.

(g)           Appearance.  If permissible by Legal Requirements, the Roof Equipment shall be painted the same color as the Building so as to render the Roof Equipment virtually invisible from ground level.

(h)           No Assignment.  The right of Tenant to use and operate the Roof Equipment shall be personal solely to Oncosec Medical Incorporated, and (i) no other person or entity shall have any right to use or operate the Roof Equipment, and (ii) Tenant shall not assign, convey, or otherwise transfer to any person or entity any right, title, or interest in all or any portion of the Roof Equipment or the use and operation thereof, other than in connection with any Permitted Assignment.

44.          LEED Certification.  Tenant agrees to reasonably cooperate with Landlord and to use commercially reasonable efforts to comply with measures reasonably implemented by Landlord with respect to the Building and/or the Project in connection with Landlord’s efforts, if any, to obtain a Leadership in Energy and Environmental Design (LEED) certificate for the Project, provided that such cooperation and efforts (i) shall be at no material additional cost or liability to Tenant whether as part of Operating Expenses or otherwise, and (ii) shall not materially interfere with Tenant’s use of the Premises for the Permitted Use.

45.          Miscellaneous.

(a)           Notices.  All notices or other communications between the parties shall be in writing and shall be deemed duly given upon delivery or refusal to accept delivery by the addressee thereof if delivered in person, or upon actual receipt if delivered by reputable overnight guaranty courier, addressed and sent to the parties at their addresses set forth above.  Landlord and Tenant may from time to time by written notice to the other designate another address for receipt of future notices.

(b)           Joint and Several Liability.  If and when included within the term “Tenant,” as used in this instrument, there is more than one person or entity, each shall be jointly and severally liable for the obligations of Tenant.

(c)           Financial Information.  Tenant shall furnish Landlord  with true and complete copies of (i) Tenant’s most recent unaudited (or the extent available, audited) annual financial statements within 90 days of the end of each of Tenant’s fiscal years during the Term, (ii) Tenant’s most recent unaudited quarterly financial statements within 45 days of the end of each of Tenant’s first three fiscal quarters of each of Tenant’s fiscal years during the Term, (iii) at Landlord’s request from time to time (but no more than once per year), updated business plans, including cash flow projections and/or pro forma balance sheets and income statements, all of which shall be treated by Landlord as confidential information belonging to Tenant, (iv) corporate brochures and/or profiles prepared by Tenant for prospective investors, and (v) any other financial information or summaries that Tenant typically provides to its lenders or shareholders. So long as Tenant is a “public company” and its financial information is publicly available, then the foregoing requirements of this Section 45(c) shall not apply.  Notwithstanding the foregoing, in no event shall Tenant be required to provide any financial information to Landlord which Tenant does not otherwise prepare (or cause to be prepared) for its own purposes.

(d)           Recordation.  Neither this Lease nor a memorandum of lease shall be filed by or on behalf of Tenant in any public record.  Landlord may prepare and file, at Landlord’s sole cost and expense and upon written request by Landlord Tenant will execute, a memorandum of lease with respect to this Lease.

(e)           Interpretation.  The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any exhibits or amendments hereto.  Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires.  The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

(f)            Not Binding Until Executed.  The submission by Landlord to Tenant of this Lease shall have no binding force or effect, shall not constitute an option for the leasing of the Premises, nor confer any right or impose any obligations upon either party until execution of this Lease by both parties.

(g)           Limitations on Interest.  It is expressly the intent of Landlord and Tenant at all times to comply with applicable law governing the maximum rate or amount of any interest payable on or in connection with this Lease.  If applicable law is ever judicially interpreted so as to render usurious any interest called for under this Lease, or contracted for, charged, taken, reserved, or received with respect to this Lease, then it is Landlord’s and Tenant’s express intent that all excess amounts theretofore collected by Landlord be credited on the applicable obligation (or, if the obligation has been or would thereby be paid in full, refunded to Tenant), and the provisions of this Lease immediately shall be deemed reformed and the amounts thereafter collectible hereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder.

(h)           Choice of Law.  Construction and interpretation of this Lease shall be governed by the internal laws of the state in which the Premises are located, excluding any principles of conflicts of laws.

(i)            Time.  Time is of the essence as to the performance of Tenant’s and Landlord’s obligations under this Lease.

(j)            OFAC.  Tenant and Landlord are currently (a) in compliance with and shall at all times during the Term of this Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of this Lease be listed on, the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

(k)           Incorporation by Reference.  All exhibits and addenda attached hereto are hereby incorporated into this Lease and made a part hereof.  If there is any conflict between such exhibits or addenda and the terms of this Lease, such exhibits or addenda shall control.

(l)            Entire Agreement.  This Lease, including the exhibits attached hereto, constitutes the entire agreement between Landlord and Tenant pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, letters of intent, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements, express or implied, made to either party by the other party in connection with the subject matter hereof except as specifically set forth herein.

(m)          No Accord and Satisfaction.  No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installment of Base Rent or any Additional Rent will be other than on account of the earliest stipulated Base Rent and Additional Rent, nor will any endorsement or statement on any check or letter accompanying a check for payment of any Base Rent or Additional Rent be an accord and satisfaction.  Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue any other remedy provided in this Lease.

(n)           Hazardous Activities.  Notwithstanding any other provision of this Lease, Landlord, for itself and its employees, agents and contractors, reserves the right to refuse to perform any repairs or services in any portion of the Premises which, pursuant to Tenant’s routine safety guidelines, practices or custom or prudent industry practices, require any form of protective clothing or equipment other than safety glasses.  In any such case, Tenant shall contract with parties who are acceptable to Landlord, in Landlord’s reasonable discretion, for all such repairs and services, and Landlord shall, to the extent required, equitably adjust Tenant’s Share of Operating Expenses in respect of such repairs or services to reflect that Landlord is not providing such repairs or services to Tenant.

(o)           Redevelopment of Project.  Tenant acknowledges that Landlord, in its sole discretion, may from time to time expand, renovate and/or reconfigure the Project as the same may exist from time to time and, in connection therewith or in addition thereto, as the case may be, from time to time without limitation:  (a) change the shape, size, location, number and/or extent of any improvements, buildings, structures, lobbies, hallways, entrances, exits, parking and/or parking areas relative to any portion of the Project; (b) modify, eliminate and/or add any buildings, improvements, and parking structure(s) either above or below grade, to the Project, the Common Areas and/or any other portion of the Project and/or make any other changes thereto affecting the same; and (c) make any other changes, additions and/or deletions in any way affecting the Project and/or any portion thereof as Landlord may elect from time to time, including without limitation, additions to and/or deletions from the land comprising the Project, the Common Areas and/or any other portion of the Project.  If, at any time during the Term, Landlord elects to construct another building and/or parking structure at the Project, Landlord shall have the right, exercisable upon written notice to Tenant to relocate all or any portion of the parking spaces which Tenant has a right to use pursuant to Section 10 during the construction period to another location in reasonable proximity to the Project.  Notwithstanding anything to the contrary contained in this Lease, Tenant shall have no right to seek damages (including abatement of Rent) or to cancel or terminate this Lease because of any proposed changes, expansion, renovation or reconfiguration of the Project nor shall Tenant have the right to restrict, inhibit or prohibit any such changes, expansion, renovation or reconfiguration; provided, however, Landlord shall not change the size, dimensions, location or Tenant’s Permitted Use of the Premises.  Landlord shall use reasonable efforts to cause the redevelopment contemplated pursuant to this Section 45(o) to be performed in a manner that does not materially and adversely affect Tenant’s beneficial use and occupancy of the Premises and/or access to or use of parking at the Project, other than on a temporary basis while construction and related work may be ongoing.  No expansion, renovation and/or reconfiguring of the Project pursuant to this paragraph will result in Tenant having fewer parking spaces available for its use other than on a temporary basis while construction and related work may be ongoing, and during such periods Landlord shall provide substitute parking in reasonable proximity to the Project.

(p)           Discontinued Use.  If, at any time following the Rent Commencement Date, Tenant does not continuously conduct business operations in the Premises for a period of 180 consecutive days, Landlord may, but is not obligated to, elect to terminate this Lease upon 30 days’ written notice to Tenant, whereupon this Lease shall terminate 30 days’ after Landlord’s delivery of such written notice (“Termination Date”), and Tenant shall vacate the Premises and deliver possession thereof to Landlord in the condition required by the terms of this Lease on or before the Termination Date and Tenant shall have no further obligations under this Lease except for those accruing prior to the Termination Date and those which, pursuant to the terms of the Lease, survive the expiration or early termination of the Lease.

(q)           Energy Use Disclosure Requirements.  Tenant acknowledges and agrees that as of the date of this Lease, (i) the Building is undergoing a substantial renovation which shall include, without limitation, changes to the rentable square footage of the Building existing as of the date of this Lease and the installation of new Building Systems which will not have been previously operated prior to the date of this Lease (collectively, the “Renovation”), and (ii) that because of such Renovation, the energy performance of the Building following the Commencement Date shall be materially different than the historical energy performance of the Building prior to such Renovation.  As a result, there are no existing disclosures for Landlord to provide to Tenant in connection with the California Nonresidential Building Energy Use Disclosure regulations (“Energy Disclosure Information”) that would be applicable to the Building’s performance following such Renovation.  Tenant’s execution of this Lease shall constitute Tenant’s waiver of any right Tenant may have to receive from Landlord information concerning the energy performance of the Building pursuant to California Public Resources Code Section 25402.10 and the regulations adopted pursuant thereto.  Tenant hereby releases Landlord from any liability Landlord may have to Tenant relating to the Energy Disclosure Information, including, without limitation, any liability arising as a result of Landlord’s failure to disclose the Energy Disclosure Information to Tenant prior to or after the execution of this Lease.

(r)            Consents.  Except as otherwise specified in this Lease as being subject to a party’s sole and absolute discretion, whenever this Lease requires approval, consent, designation, determination, selection or judgment by either Landlord or Tenant, such approval, consent, designation, determination, selection or judgment and any conditions imposed thereby shall be reasonable and shall not be unreasonably withheld or delayed and, in exercising any right or remedy hereunder, each party shall at all times act reasonably in good faith.

[ Signatures on next page ]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

TENANT:

ONCOSEC MEDICAL INCORPORATED,
a Nevada corporation

By:	/s/ Punit Dhillon
Its:	CEO

LANDLORD:

ARE-SD REGION NO. 18, LLC,
a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership, managing member

	By:	ARE-QRS CORP.,
a Maryland corporation,
general partner

		By:	/s/ Gary Dean
		Its:	Vice President RE Legal Affairs

EXHIBIT A TO LEASE

DESCRIPTION OF PREMISES

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EXHIBIT B TO LEASE

DESCRIPTION OF PROJECT

SITE PLAN

THE BUILDING
5820 NANCY RIDGE DRIVE
APPROXIMATELY 33,928 RSF
ONCOSEC
5810 NANCY RIDGE DRIVE
(E) FIRE LANE
(E) FIRE LANE
(E) FIRE LANE
(E) FIRE LANE
(E) FIRE LANE
24'-0"
24'-0"
24'-0"
PROPERTY LINE

*THE PLAN SHOWN ABOVE IS CONCEPTUAL AND SUBJECT TO CHANGE AT LANDLORD'S DISCRETION.

ALEXANDRIA.
5820 NANCY RIDGE DRIVE

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EXHIBIT C TO LEASE

WORK LETTER

THIS WORK LETTER dated December 31, 2014 (this “Work Letter”) is made and entered into by and between ARE-SD REGION NO. 18, LLC, Delaware limited liability company (“Landlord”), and ONCOSEC MEDICAL INCORPORATED, a Nevada corporation (“Tenant”), and is attached to and made a part of the Lease Agreement dated December 31, 2014 (the “Lease”), by and between Landlord and Tenant.  Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

1.                                      General Requirements.

(a)                                 Tenant’s Authorized Representative.  Tenant designates Veronica Vallejo and Tu Diep (either such individual acting alone, “Tenant’s Representative”) as the only persons authorized to act for Tenant pursuant to this Work Letter.  Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Work Letter unless such Communication is in writing from Tenant’s Representative.  Tenant may change either Tenant’s Representative at any time upon not less than 5 business days advance written notice to Landlord.  Neither Tenant nor Tenant’s Representative shall be authorized to direct Landlord’s contractors in the performance of Landlord’s Work (as hereinafter defined).

(b)                                 Landlord’s Authorized Representative.  Landlord designates Jenny Gardner and Steve Pomerenke (either such individual acting alone, “Landlord’s Representative”) as the only persons authorized to act for Landlord pursuant to this Work Letter.  Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Work Letter unless such Communication is in writing from Landlord’s Representative.  Landlord may change either Landlord’s Representative at any time upon not less than 5 business days advance written notice to Tenant. Landlord’s Representative shall be the sole persons authorized to direct Landlord’s contractors in the performance of Landlord’s Work.

(c)                                  Architects, Consultants and Contractors.  Landlord and Tenant hereby acknowledge and agree that:  (i) the general contractor for the Tenant Improvements shall be Level 10 Construction, (ii) McFarlane Architects shall be the architect (the “TI Architect”) for the Tenant Improvements and the Base Building Improvements, and (iii) any subcontractors for the Tenant Improvements shall be selected, subject to the terms of this paragraph, by Landlord, subject to Tenant’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.  The general contractor shall (a) obtain at least 3 bids from subcontractors reasonably approved in advance by Tenant for the work of the major trades of the Tenant Improvements (comprising the mechanical, electrical and plumbing work, each a “Major Trade Subcontractor”), and (b) select the lowest bid from among such Major Trade Subcontractors, unless otherwise reasonably approved by Tenant and Landlord.  All bids for the Tenant Improvements will be made available to Tenant on an “open book” basis.

2.                                      Tenant Improvements.

(a)                                 Definition of Base Building Improvements, Tenant Improvements.  As used herein, the term, “Base Building Improvements” shall mean the improvements to the Building reflected on Annex 1 attached to this Work Letter (“Base Building Specifications”), which Base Building Improvements shall be performed by Landlord at Landlord’s sole cost and expense.  Landlord shall deliver to Tenant a copy of the drawings for the Base Building Improvements when such drawings become available. Notwithstanding anything to the contrary contained herein, Landlord is under no obligation to make any changes that may be requested by Tenant to the Base Building Improvements.  As used herein, the term “Tenant Improvements” shall mean all improvements to the Premises of a fixed and permanent nature as shown on the TI Construction Drawings, as defined in Section 2(c) below.

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Notwithstanding anything to the contrary contained in this Work Letter, Landlord shall cause, at Landlord’s sole cost and expense, the remediation prior to the Commencement Date, in a manner acceptable to Landlord in its sole and absolute discretion and otherwise in compliance with Legal Requirements, of Hazardous Materials discovered in the Premises during the construction of Landlord’s Work requiring remediation.

Tenant shall be solely responsible for ensuring that the Base Building Improvements and the Tenant Improvements design and specifications for the Premises are consistent with Tenant’s requirements.  Tenant shall be solely responsible for all costs incurred by Landlord to alter the Base Building Improvements as a result of Tenant’s requested changes.  Notwithstanding anything to the contrary contained herein, Landlord is under no obligation to make any changes to the Base Building Improvements.  Landlord shall have no obligation to, and shall not, secure any permits, approvals or entitlements related to Tenant’s specific use of the Premises or Tenant’s business operations therein.  Other than its obligation to perform the Base Building Improvements and the Tenant Improvements, Landlord shall not have any obligation whatsoever with respect to the finishing of the Premises for Tenant’s use and occupancy.  The current schedule for Landlord’s Work (which remains subject to change) is attached to this Work Letter as Annex 2 (“Schedule”).  Subject to Tenant Delays and Force Majeure delays, Landlord shall use reasonable efforts to perform Landlord’s Work in accordance with the Schedule, as such schedule may be modified for any Changes requested by Tenant pursuant to Section 4.

(b)                                 Tenant’s Space Plans.  Landlord and Tenant acknowledge and agree that the space plan prepared by the TI Architect attached hereto as Annex 3 (the “Space Plan”) and the tenant improvements specifications attached hereto as Annex 4 (the “TI Specifications”) have been approved by both Landlord and Tenant.

(c)                                  Working Drawings.  Landlord shall cause the TI Architect to prepare and deliver to Tenant for review and comment construction plans, specifications and drawings for the Tenant Improvements (“TI Construction Drawings”), which TI Construction Drawings shall be prepared substantially in accordance with the Space Plan and the TI Specifications.  Tenant shall be solely responsible for ensuring that the TI Construction Drawings reflect Tenant’s requirements for the Tenant Improvements.  Tenant shall deliver its written comments on the TI Construction Drawings to Landlord not later than 10 business days after Tenant’s receipt of the same; provided, however, that Tenant may not disapprove any matter that is consistent with the Space Plan and/or the TI Specifications without submitting a Change Request.  Landlord and the TI Architect shall consider all such comments in good faith and shall, within 10 business days after receipt, notify Tenant how Landlord proposes to respond to such comments, but Tenant’s review rights pursuant to the foregoing sentence shall not delay the design or construction schedule for the Tenant Improvements.  Any disputes in connection with such comments shall be resolved in accordance with Section 2(d) hereof.  Provided that the TI Construction Drawings are consistent with the Space Plan and the TI Specifications, Tenant shall approve the TI Construction Drawings submitted by Landlord, unless Tenant submits a Change Request.  Once approved by Tenant, subject to the provisions of Section 4 below, Landlord shall not materially modify the TI Construction Drawings except as may be reasonably required in connection with the issuance of the TI Permit (as defined in Section 3(b) below).

(d)                                 Approval and Completion.  It is hereby acknowledged by Landlord and Tenant that the TI Construction Drawings must be completed and approved not later than the date reflected in the attached Schedule for completion of the TI Construction Drawings, in order for the Landlord’s Work to be Substantially Complete by the Target Commencement Date (as defined in the Lease).  Upon any dispute regarding the design of the Tenant Improvements, which is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of the Tenant Improvements, provided (i) Tenant acts reasonably and such final decision is either consistent with or a compromise between Landlord’s and Tenant’s positions with respect to such dispute, (ii) that all costs and expenses resulting from any such decision by Tenant shall be payable out of the TI Fund (as defined in Section 5(d) below), and (iii) Tenant’s decision will not affect the base Building, structural components of the Building or any Building Systems.  Any changes to the TI Construction Drawings following Landlord’s and Tenant’s approval of same requested by Tenant shall be processed as provided in Section 4 hereof.

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3.                                      Performance of Landlord’s Work.

(a)                                 Definition of Landlord’s Work.  As used herein, the term “Landlord’s Work” shall mean collectively the work of constructing the Base Building Improvements and the Tenant Improvements.  In addition, as part of Landlord’s Work, Landlord shall, at Landlord’s sole cost and expense, (i) conduct certain tests and inspections, as reasonably determined by Landlord, to determine whether there exist moisture levels in the first floor laboratory of the Premises which, in Landlord’s reasonable discretion, require mitigation, and (ii) if Landlord so determines that there exist moisture levels in such first floor laboratory which require mitigation, Landlord shall take the appropriate action, as reasonably determined by Landlord, to mitigate such moisture levels, which mitigation may, in Landlord’s reasonable discretion, include the installation of a moisture barrier on the floor of such first floor laboratory.

(b)                                 Commencement and Permitting.  Landlord shall use reasonable efforts to obtain building permits for the construction of the Base Building Improvements and the Tenant Improvements in accordance with the Schedule.  Landlord shall commence construction of the Tenant Improvements upon obtaining a building permit (the “TI Permit”) authorizing the construction of the Tenant Improvements consistent with the TI Construction Drawings approved by Tenant.  The cost of obtaining the TI Permit shall be payable from the TI Fund.  If reasonably necessary, upon Landlord’s request, Tenant shall reasonably assist Landlord in obtaining the TI Permit, at no material cost or expense to Tenant.  If any Governmental Authority having jurisdiction over the construction of Landlord’s Work or any portion thereof shall impose terms or conditions upon the construction thereof that:  (i) are inconsistent with Landlord’s obligations hereunder, (ii) increase the cost of constructing Landlord’s Work, or (iii) will materially delay the construction of Landlord’s Work, Landlord and Tenant shall reasonably and in good faith seek means by which to mitigate or eliminate any such adverse terms and conditions.

(c)                                  Completion of Landlord’s Work.  Landlord shall substantially complete or cause to be substantially completed Landlord’s Work in a good and workmanlike manner, in accordance with the TI Permit, the Base Building Specifications, the TI Construction Drawings, applicable Legal Requirements and Changes implemented in accordance with Section 4 below, subject, in each case, to Minor Variations and normal “punch list” items of a non-material nature that do not interfere with Tenant’s access to or use of the Premises and with a certificate or temporary certificate of occupancy (or an equivalent approval having been issued) for the Premises permitting lawful occupancy of the Premises as improved by Landlord’s Work (but specifically excluding any permits, licenses or other governmental approvals required to be obtained in connection with Tenant’s operations in the Premises)(“Substantial Completion” or “Substantially Complete”).  Upon Substantial Completion of Landlord’s Work, Landlord shall require the TI Architect and the general contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion in the form of the American Institute of Architects (“AIA”) document G704.  For purposes of this Work Letter, “Minor Variations” shall mean any modifications reasonably required:  (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit (including the TI Permit); (ii) to comply with any Change Request by Tenant for modifications to Landlord’s Work; (iii) to comport with good design, engineering, and construction practices that are not material; or (iv) to make reasonable adjustments for field deviations or conditions encountered during the construction of Landlord’s Work.

(d)                                 Selection of Materials.  Where more than one type of material or structure is indicated on the TI Construction Drawings approved by Landlord and Tenant, the option will be selected at Landlord’s reasonable discretion.  As to all building materials and equipment that Landlord is obligated to supply under this Work Letter, Landlord shall select the manufacturer thereof in its reasonable discretion.

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(e)                                  Delivery of the Premises.  When Landlord’s Work is Substantially Complete, subject to the remaining terms and provisions of this Section 3(e), Tenant shall accept the Premises.  Tenant’s taking possession and acceptance of the Premises shall not constitute a waiver of:  (i) any warranty with respect to workmanship (including installation of equipment) or material (exclusive of equipment provided directly by manufacturers), (ii) any non-compliance of Landlord’s Work with applicable Legal Requirements, (iii) any claim that the Tenant Improvements were not completed substantially in accordance with the TI Construction Drawings (subject to Minor Variations and such other changes as are permitted hereunder), or (iv) any claim that the Base Building Improvements were not completed substantially in accordance with the Base Building Specifications (subject to Minor Variations and such other changes as are permitted hereunder)(collectively, a “Construction Defect”).  Tenant shall have one year after Substantial Completion within which to notify Landlord of any such Construction Defect discovered by Tenant, and Landlord shall use reasonable efforts to remedy or cause the responsible contractor to remedy any such Construction Defect within 30 days thereafter.  Notwithstanding the foregoing, Landlord shall not be in default under the Lease if the applicable contractor, despite Landlord’s reasonable efforts, fails to remedy such Construction Defect within such 30-day period. If the contractor fails to remedy such Construction Defect within a reasonable time, Landlord shall use reasonable efforts to remedy the Construction Defect within a reasonable period.

Tenant shall be entitled to receive the benefit of all construction warranties and manufacturer’s equipment warranties relating to equipment installed in the Premises.  If requested by Tenant, Landlord shall attempt to obtain extended warranties from manufacturers and suppliers of such equipment, but the cost of any such extended warranties shall be borne solely out of the TI Fund.  Landlord shall promptly undertake and complete, or cause to be completed, all punch list items.

(f)                                   Commencement Date Delay.  Except as otherwise provided in the Lease, Delivery of the Premises shall occur when Landlord’s Work has been Substantially Completed and Landlord has delivered possession of the Premises to Tenant, except to the extent that completion of Landlord’s Work shall have been actually delayed by any one or more of the following causes (“Tenant Delay”):

(i)                                     Tenant’s Representative was not available to give or receive any Communication or to take any other action required to be taken by Tenant hereunder within a reasonable period of time (not to exceed 3 business days) after written request from Landlord;

(ii)                                  Tenant’s request for Change Requests (as defined in Section 4(a) below) whether or not any such Change Requests are actually performed;

(iii)                               Construction of any Change Requests (as defined in Section 4(a);

(iv)                              Tenant’s request for materials, finishes or installations requiring unusually long lead times (provided Landlord will request that the general contractor inform Tenant of any long lead time items and identify substitutes for such items as soon as reasonably possible);

(v)                                 Tenant’s delay in reviewing, revising or approving plans and specifications beyond the periods set forth herein;

(vi)                              Tenant’s delay in providing information critical to the normal progression of Landlord’s Work.  Tenant shall provide such information as soon as reasonably possible, but in no event longer than 5 business days after receipt of any request for such information from Landlord;

(vii)                           Tenant’s delay in making payments to Landlord for Excess TI Costs (as defined in Section 5(d) below); or

(viii)                        Any other act or omission by Tenant or any Tenant Party (as defined in the Lease), or persons employed by any of such persons that continues for more than 2 business day after Landlord’s notice thereof to Tenant.

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If Delivery is delayed for any of the foregoing reasons, then Landlord shall cause the TI Architect to certify the date on which the Tenant Improvements would have been Substantially Completed but for such Tenant Delay and such certified date shall be the date of Delivery.

4.                                      Changes.  Any changes requested by Tenant to the design of the Tenant Improvements after the delivery and approval by Landlord and Tenant of the Space Plan or the TI Construction Drawings, respectively, shall be requested and instituted in accordance with the provisions of this Section 4 and shall be subject to the written approval of Landlord and the TI Architect, such approval not to be unreasonably withheld, conditioned or delayed.

(a)                                 Tenant’s Request For Changes.  If Tenant shall request changes to the Tenant Improvements (“Changes”), Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any such Change.  Such Change Request must be signed by Tenant’s Representative.  Landlord shall, before proceeding with any Change, use commercially reasonable efforts to respond to Tenant as soon as is reasonably possible with an estimate of:  (i) the time it will take, and (ii) the architectural and engineering fees and costs that will be incurred, to analyze such Change Request (which costs shall be paid from the TI Fund to the extent actually incurred, whether or not such change is implemented).  Landlord shall thereafter submit to Tenant in writing, within 5 business days of receipt of the Change Request (or such longer period of time as is reasonably required depending on the extent of the Change Request), an analysis of the additional cost or savings involved, including, without limitation, architectural and engineering costs and the period of time, if any, that the Change will extend the date on which Landlord’s Work will be Substantially Complete.  Any such delay in the completion of Landlord’s Work caused by a Change, including any suspension of Landlord’s Work while any such Change is being evaluated and/or designed, shall be Tenant Delay to the extent that such delay actually delays Substantial Completion of Landlord’s Work beyond the date specified therefor on the Schedule.

(b)                                 Implementation of Changes.  If Tenant:  (i) approves in writing the cost or savings and the estimated extension in the time for completion of Landlord’s Work, if any, and (ii) deposits with Landlord any Excess TI Costs required in connection with such Change, Landlord shall cause the approved Change to be instituted.  Notwithstanding any approval or disapproval by Tenant of any estimate of the delay caused by such proposed Change, the TI Architect’s determination of the amount of Tenant Delay in connection with such Change shall be final and binding on Landlord and Tenant.

5.                                      Costs.

(a)                                 Budget For Tenant Improvements.  Landlord and Tenant have approved a detailed breakdown by trade of the costs incurred or that will be incurred in connection with the design and construction of the Tenant Improvements (the “Budget”).  The Budget approved by Tenant and Landlord includes (i) a payment to Tenant’s construction consultant Hughes Marino equal to 3% of the Tenant Improvement Allowance (as hereinafter defined) (the “Hughes Marino Fee”), and (ii) a payment to Landlord of administrative rent (“Administrative Rent”) equal to 1% of the TI Costs, for monitoring and inspecting the construction of the Tenant Improvements and Changes, all of which shall be payable from the TI Fund (as defined in Section 5(d)).  Landlord shall not charge any fees other than the Administrative Rent for monitoring and inspecting the construction of the Tenant Improvements and Changes. If the Budget is greater than the TI Allowance, Tenant shall deposit with Landlord the difference, in cash, prior to the commencement of construction of the Tenant Improvements or Changes, for disbursement by Landlord as described in Section 5(d).

(b)                                 TI Allowance.  Landlord shall provide to Tenant a tenant improvement allowance (collectively, the “TI Allowance”) as follows:

1.                                      a “Tenant Improvement Allowance” in the maximum amount of $180.00 per rentable square foot in the Premises; and

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2.                                      to the extent elected to be used by Tenant, an “Additional Tenant Improvement Allowance” in the maximum amount of $15.00 per rentable square foot in the Premises, which shall, to the extent used, result in the payment of TI Rent as set forth in the Section 4(b) of the Lease.  Within 10 days after Landlord’s delivery of the Budget to Tenant, Tenant shall notify Landlord how much of the Additional Tenant Improvement Allowance Tenant has elected to receive from Landlord.  Such election shall be final and binding on Tenant, and may not thereafter be modified without Landlord’s consent, which may be granted or withheld in Landlord’s sole and absolute discretion.

The TI Allowance shall be disbursed in accordance with this Work Letter. Except as otherwise expressly provided in this Work Letter, Tenant shall have no right to the use or benefit (including any reduction to Base Rent) of any portion of the TI Allowance not required for the construction of the Tenant Improvements described in the TI Construction Drawings approved pursuant to Section 2(d) or (iii) any Changes pursuant to Section 4.  Tenant shall have no right to any portion of the TI Allowance that is not disbursed before the last day of the month that is 6 months after the date of the Substantial Completion of the Tenant Improvements.

(c)                                  Costs Includable in TI Fund.  The TI Fund shall be used solely for the payment of design, permits and construction costs in connection with the construction of the Tenant Improvements, including, without limitation, the cost of electrical power and other utilities used in connection with the construction of the Tenant Improvements, the cost of preparing the Space Plan and the TI Construction Drawings, the Hughes Marino Fee, Landlord’s Administrative Rent, Landlord’s out-of-pocket expenses, costs resulting from Tenant Delays and the cost of Changes (collectively, “TI Costs”).  Notwithstanding anything to the contrary contained herein, the TI Fund shall not be used to purchase any furniture, personal property or other non-Building system materials or equipment, including, but not limited to, Tenant’s voice or data cabling, non-ducted biological safety cabinets and other scientific equipment not incorporated into the Tenant Improvements; provided, however, that, to the extent that any portion of the TI Allowance remains unused following the payment in full for the cost of the Tenant Improvements reflected in the Construction Drawings, Tenant may utilize up to $7.00 per rentable square foot of the TI Allowance for network cabling, fixtures and other costs and expenses reasonably acceptable to Landlord, which items shall be the property of Landlord and shall not be removed from the Premises by Tenant during the Term of the Lease or at the expiration or earlier termination of the Lease unless replaced by items of equal or better quality.

(d)                                 Excess TI Costs.  Except as otherwise provided in this Work Letter, Landlord shall have no obligation to bear any portion of the cost of any of the Tenant Improvements except to the extent of the TI Allowance.  If at any time the remaining TI Costs under the Budget exceed the remaining unexpended TI Allowance, Tenant shall deposit with Landlord, as a condition precedent to Landlord’s obligation to complete the Tenant Improvements, 100% of the then current TI Cost in excess of the remaining TI Allowance (“Excess TI Costs”).  If Tenant fails to deposit any Excess TI Costs with Landlord within 10 days after receipt of written notice, Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of Rent (including, but not limited to, the right to interest at the Default Rate and the right to assess a late charge).  For purposes of any litigation instituted with regard to such amounts, those amounts will be deemed Rent under the Lease.  The TI Allowance and Excess TI Costs are herein referred to as the “TI Fund.”  Funds deposited by Tenant shall be the first disbursed to pay TI Costs.  Notwithstanding anything to the contrary set forth in this Section 5(d), Tenant shall be fully and solely liable for TI Costs and the cost of Minor Variations in excess of the TI Allowance.  If upon completion of the Tenant Improvements and the payment of all sums due in connection therewith there remains any undisbursed portion of the TI Fund, Tenant shall be entitled to such undisbursed TI Fund solely to the extent of any Excess TI Costs deposit Tenant has actually made with Landlord.

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6.                                      Tenant Access.

(a)                                 Tenant’s Access Rights.  Landlord hereby agrees to permit Tenant access, at Tenant’s sole risk and expense, to the Building (i) commencing on the date that Landlord commences constructing the Tenant Improvements (and during the performance of Landlord’s Work) to perform any work (including, but not limited to, installation of voice/data cabling, security and audio/visual equipment reasonably approved by Landlord)(“Tenant’s Work”) required by Tenant other than Landlord’s Work, provided that such Tenant’s Work is coordinated with the TI Architect and the general contractor, and complies with the Lease and all other reasonable restrictions and conditions Landlord may impose, and (ii) prior to the completion of Landlord’s Work, to inspect and observe work in process; all such access shall be during normal business hours or at such other times as are reasonably designated by Landlord.  Notwithstanding the foregoing, Tenant shall have no right to enter onto the Premises or the Project unless and until Tenant shall deliver to Landlord evidence reasonably satisfactory to Landlord demonstrating that any insurance reasonably required by Landlord in connection with such pre-commencement access (including, but not limited to, any insurance that Landlord may require pursuant to the Lease) is in full force and effect.  Any entry by Tenant shall comply with all established safety practices of Landlord’s contractor and Landlord until completion of Landlord’s Work and acceptance thereof by Tenant.

(b)                                 No Interference.  Neither Tenant nor any Tenant Party (as defined in the Lease) shall interfere with the performance of Landlord’s Work, nor with any inspections or issuance of final approvals by applicable Governmental Authorities, and upon any such interference, Landlord shall have the right to exclude Tenant and any Tenant Party from the Premises and the Project until Substantial Completion of Landlord’s Work.

(c)                                  No Acceptance of Premises.  The fact that Tenant may, with Landlord’s consent, enter into the Project prior to the date Landlord’s Work is Substantially Complete for the purpose of performing Tenant’s Work shall not be deemed an acceptance by Tenant of possession of the Premises, but in such event Tenant shall defend with counsel reasonably acceptable by Landlord, indemnify and hold Landlord harmless from and against any loss of or damage to Tenant’s property, completed work, fixtures, equipment, materials or merchandise, and from liability for death of, or injury to, any person, caused by the act or omission of Tenant or any Tenant Party.

7.                                      Miscellaneous.

(a)                                 Consents.  Whenever consent or approval of either party is required under this Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, unless expressly set forth herein to the contrary.

(b)                                 Modification.  No modification, waiver or amendment of this Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

(c)                                  Default.  Notwithstanding anything set forth herein or in the Lease to the contrary, Landlord shall not have any obligation to perform any work hereunder or to fund any portion of the TI Fund during any period Tenant is in Default under the Lease.

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Annex 1

Base Building Improvements

Project Scope Description

All work shall be in conformance with the 2013 California Building Code

1. Shell: Squared corner at northwest elevation, new entry feature at west elevation, and new foam roof membrane. All new dual pane glazing. Painted exterior walls
2. Core: demo of existing mezzanine and construction of new steel frame mezzanine structure to accommodate tenant space plan, two (2) new steel stairs and one new service elevator to new mezzanine
3. Site: minor site modifications to accommodate new west entry and courtyard/break room connection
4. General: all other exterior service enclosures, storage units and rooftop mechanical screens are excluded from the Base Building scope of work. Landlord is responsible for securing applicable permits and approvals required for the Base Building work

Demolition

1. Demolish all existing interior construction within the premises
2. Demolish all existing rooftop equipment
3. Demolition of existing glazing systems

Mechanical-HVAC

All work to be in conformance with the 2013 California Mechanical Code and 2013 California Plumbing Code

1. Building envelope shall meet or exceed 2013 Title 24, California Energy Efficiency Standards

Fire Protection

All work shall be in conformance with the following codes and standards:
2013 California Fire Code
NFPA 13 Installation of Sprinkler Systems
NFPA 14 Standpipe Systems
Local Fire Department Regulations

1. Existing fire suppression system to be adjusted to meet shell standards for office and lab use where applicable

Electrical

All work shall be in conformance with the 2013 California Electrical Code

1. Distribution System
   a. SDG&E service: 277/480V, 2,000A underground pull section in the main electrical room
2. Electrical Power
   a. Base Building scope includes site areas only
   b. All emergency power generation equipment and distribution and UPS systems are excluded from the Base Building scope of work
3. Lighting
   a. Base Building scope includes exterior egress, entry and parking lighting only
4. Telephone & Data

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9

Annex 2

Schedule

Conceptual Schedule
Printed Mon 12/15/14
ALEXANDRIA
5820 Nancy Ridge Drive
ONCOSEC T.I. Only Summary
LEVEL 10
CONSTRUCTION

10

Annex 3

Space Plan

ARE-5820 NANCY RIDGE DRIVE, FIRST FLOOR PLAN - TENANT IMPROVEMENT
1/16" = 1'-0"
12/15/2014

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12

Annex 4

TI Specifications
5820 Nancy Ridge Drive
Oncosec

TENANT IMPROVEMENT SPECIFICATION

State and Local Code Compliance
Design and construction shall conform to Federal, State and Local building codes and ordinances to include but not limited to the most current version of the following documents:

CA Mechanical Code
CA Plumbing Code
CA Building Code
CA Electrical Code
CA Fire Code
Local Fire Department Regulations
National Fire Protection Association (NFPA 13 and 72)

ARCHITECTURAL

Interior Partitions
All built offices to be above or below mezzanine structure
3-5/8" studs typical, gauge and spacing as required by code, and Type X, 5/8" drywall
Standard interior partitions penetrate ceiling grid 6"
Full height partitions to underside of structure at executive offices, conference rooms, utility rooms and restrooms
Full height partitions to be sealed at top of structure above
Fire rated assemblies, full height, tunnel and shaft wall construction per code
Backing required in any walls where casework, appliances, equipment or fixtures will be mounted
Coordinate with structural engineer to determine any specialty requirements for heavy loads
Smooth drywall finish to Level 4

Insulation
Batt insulation within cavity at all interior partitions

Doors, Frames & Hardware
Offices/ General Use Areas
Interior door assemblies to be 3' x 8' minimum, solid core with full height vision panels, wood veneer, flush face doors with anodized aluminum frames, natural finish, and integral full width and height windows at offices and conference rooms
Lever style, heavy duty, satin aluminum hardware with components and ratings per code
Keying to be compatible with Landlord master system

Lab/ Lab Support/ Equipment/ Storage Areas
Door Assemblies are 3' x 8' or 3'-6" x 8' custom stained to match offices
Lab offices shall be 3' x 8', 3'-6' x 8' or 6' x 8' custom stained to match office areas with aluminum frames to match offices
Lever style, heavy duty, satin aluminum cylindrical passage lockset hardware
Include components and ratings as required by code
Keying to be compatible with Landlord's master system

Windows
Frames to match aluminum door frames in office areas

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Ceiling System — High Bay, Warehouse and Fitness Areas

Exposed painted structure with painted trusses and penetrations

Office Areas

Ceiling height to be 11'-0" unless existing condition prohibits
T-Bar suspension installation per code, utilize BERC clips in lieu of 2" wall angle
Armstrong XL 2' x 2', 15/16" exposed T-Grid, white
Armstrong 2' x 2' acoustic tile, Dune 1775NF with beveled tegular edge, white

Lab Areas

Ceiling height to be 10'0" unless existing condition prohibits
Armstrong XL 2' x 4', 15/16" exposed T-grid, white
Armstrong 2' x 4' Climaplus with beveled, tegular edge white

Lab Support/Equipment and Storage Areas

Armstrong XL 2' x 4', 15/16" exposed T-grid, white
Armstrong 2' x 4' Climaplus with beveled, tegular edge white

Window Covering — MechoShade Systems or Equal roller shades, manual controls, EcoVeil 1350, color #1369 Silver, shade cloth mounted within blind pocket
Blinds for upper windows in open area to be motorized

Cabinetry — Construction designation APA C-D plugged with exterior glue, 3/4" thick or 3/4" high-pressure particle board for break rooms, copy/work rooms and conference rooms
Plastic laminate countertops and splashes shall be constructed in accordance with WI Manual of Millwork, "Custom" grade
Self-closing hinges with vertical, horizontal and depth adjustment
Adjustable shelf standards, full extension, heavy-duty drawer glides
Lab casework shall be plastic laminate with Arborite or equivalent countertops

Floor Covering — Office and Admin Areas

Monterey or Equal, Overview Multi-Level Loop pattern with 4" rubber base

Lab/ Lab Support/ Equipment/ Storage Areas

Vinyl Composition Tile, Armstrong or equivalent, 12" x12" x 1/8" with 4" rubber coved base

Clean Room/Glass Wash

Resilient sheet vinyl with 6" coved base

Warehouse

Sealed concrete with 4" rubber base

Fitness Center

Rubberized gym floor with 4" rubber base

Lobby Entry

Stone flooring

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Restrooms

Floors and wet walls to be finished with porcelain tile (60" AFF on wet walls), paint or vinyl wall covering above tile and on non-wet walls, stone slab countertops with full coverage laminate aprons, stainless steel toilet partitions, stainless steel Bcberick accessories, drywall ceilings with recessed can lights and cove lighting above toilets, urinals and mirrors

FIRE PROTECTION

Fire Sprinkler Spacing and number of heads to comply with recommendations of NFPA 13 for type of occupancy Sprinkler heads in hard lids to be fully-concealed heads

Fire Extinguisher Quantity required by code

Fire Alarm All devices required by code

PLUMBING

All work shall be in conformance with the CA Plumbing Code

Principal Systems to be Included in the Design

1. Sanitary sewer drain, waste & vent - all spaces above ground level drain by gravity to the public sewer
2. Compressed gasses (CA, VAC, CO2)
    a. CO2 cylinders by Tenant
3. DI loop to/from DI skid
    a. DI skid to be provided by Tenant
4. Water systems ICW, IHW, DCW, and DHW
5. Condensate drain piping runs from the HVAC units to the nearest indirect waste receptor (max. 60" AFF) or janitor sink
6. All drain piping from HVAC equipment and plumbing equipment to nearest indirect waste receptor or janitor sink

Materials

Soil, waste and vent above ground: service-weight, no-hub cast-iron pipe and fittings
Soil, waste and vent below ground and to 5'-0" outside of building: service-weight, cast-iron hub & spigot pipe and fittings
Industrial waste and vent piping above ground to be plenum rated polypropylene DWV
Industrial waste and vent piping below ground to be polypropylene DWV
Industrial waste piping to route to a sample port just prior to connection to sanitary system
Water and condensate drain piping above ground: Type 'L" hard-drawn copper type, ASTM B88, and wrought copper fittings, ANSI B1 6.22. All hot water supply piping shall be insulated with 1-inch thick fiberglass insulation for sizes up to 2-1/2 inch size, 1-1/2 inch thick above 2-inch size piping
Water piping below ground 4-inches and smaller: Type "K" hard-drawn copper tubing, ASTM B88, and wrought copper fittings ANSI B 16.22, silver brazed joints
Natural gas piping: buried piping to be Polyethylene per ASTM D2513; above grade to be Schedule 40 black steelper ASTM D2513
Indirect drains: Type "M" copper fittings, ANSI B16.22, solder joint type. Insulate with Manville Micro-Lok 650AP
Specialty gas piping shall be type L copper, silver brazed
Deionized water: Schedule 40 polypropylene with socket fused joints

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Plumbing Fixtures

Lab sink: 25 in. x 22 in. x 12 in. deep stainless steel sink
Emergency Shower/Eyewash: Water Saver Faucet Co. Model SSBF2150 or equivalent
Break rooms to have double compartment stainless steel sinks
Water closets: ADA compliant, handicap-height, vitreous china, wall mounted, floor outlet, low-flush toilet with flush valve
Urinal: ADA compliant, wall hung, vitreous china, low-flush urinal with flushometer
Lavatory: vitreous china, wall hung lavatory with a single temperature-metering faucet
Faucet: infra-red sensor control faucet on 120 v power
Service Sink: corner model, terrazzo mop service basin with vacuum breaker faucet

Drains

Floor Drains: Cast iron body floor drains with nickel bronze top, membrane clamp and adjustable collar
Floor Sinks: Cast iron body receptor with acid-resistant coated interior, bottom dome strainer, seepage flange and grate

HVAC

All work shall be in strict conformance with the CA Mechanical Code

Office Areas

Roof mounted packaged heat pump constant volume units with stand alone wall mounted programmable thermostats

Lab Areas

Roof mounted constant volume 100% OSA packaged unit equivalent to an Aaon RN model with moisture eliminators and 95% efficient filtration. Temperature control by hot water reheat zones served by a roof mounted hot water heating boiler equipped with a backup HW pump. Exhaust fans to be roof mounted. Controls to be a DDC BMS system

Server/IT Room

Dedicated split system

Environmental Design Conditions

The following criteria will be used for sizing the heating and cooling systems:

Outdoor Ambient Design Conditions:	
Summer:	91∞F dB, 72∞F mwB, 13∞F dB outdoor daily range
Winter:	38∞F dB
Indoor Conditions for Air Conditioned Area:	
Offices, Labs	72∞F dB ± 3∞F dB, No Humidity Control
Electrical, Telecom, Storage	Typical of office space unless equipment requires a more specifically controlled environment

Ventilation Air

Outdoor air for ventilation per ASHRAE Standard 62-1989
For laboratory areas provide 100% outside air. The following minimum air change requirements are recommended:

1. Biology Areas — 10 AC/ Hr
2. Chemical Storage — 15 AC/Hr

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Energy Use & Conservation

The Energy Efficiency Standard, Title 24, to be used to set the minimum performance requirements of the installation

Ceiling Registers & Diffusers

Grills for high bay areas will have registers with high bay finish
Ceiling diffusers with perforated face with frame style compatible with the type of ceiling used
Surface mounted diffusers require gaskets to prevent leakage
Supply diffusers, Titus-PMC or equal.
Linear diffusers for all hard lid areas. Specialty diffusers by area as required

Duct Work

Exposed ductwork to be provided at high bay areas
Supply ducts, return ducts, and exhaust ducts plenum chambers, housing, and panels fabricated from zinc-coated (galvanized) steel sheets conforming to the latest ASTM Specs A-525. Zinc-coating to be of the "Commercial" class
Ductwork shall be installed in accordance with the latest SMACNA guidelines and shall also adhere to the latest State and Federal seismic requirements
Install flexible ducts in a fully extended condition free of sags and kinks, using minimum length required for connection. Flexible duct suspended on 36" centers with a min 3/4" wide flat banding material where horizontal support is required. Joints and connections to be made in accordance with Underwriters Laboratories, Inc. Connect to rigid sheet metal with min 1/2" wide collar positively clamped and secured with screws or other approved fastening

ELECTRICAL

All work shall be in strict conformance with the CA Electrical Code

Distribution

Suite metering section and distribution from the main SDG&E electrical room. All emergency power generation equipment and distribution and UPS systems are excluded from the Tenant Improvement scope of work

Feeders shall be copper conductors (Type THHN or THW) routed in electro metallic tubing, (EMT), polyvinylchloride (PVC) conduit, or rigid galvanized steel (RGS) conduit. EMT shall be used in all indoor, concealed locations where the feeder is protected from damage or weather
Feeders shall be sized according to the singleline diagram in the construction documents
Feeders shall be rack-mounted in accessible ceiling spaces or routed below grade under the slab

Emergency power systems are provided and maintained by Tenant
Tenant generators shall meet the following requirements:

- Generator tanks are sub-base mounted and proved as a complete package without grade or in-grade fuel tank
- Generator is provided in a weather rated Nema 3R enclosure and be UL2200 compliant
- Generators to be standard sound attenuated enclosures rated to reduce noise to 75 db at 23' from enclosure

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1. Conduit and Wire
    a. Branch circuits for all power circuits serving office and convenience outlets, control power, etc. to be nominally sized as 120V 20A
    b. Branch circuits for lighting circuits to be either 277V 20A unless specifically indicated otherwise
    c. All area branch circuit conductors to be copper and routed in metal conduit
    d. Branch circuiting to individual offices shall be (3) #12AWG (two 'hot' and one neutral) plus (1) #12 green ground wire forming a two dedicated 120V 20A 3- wire circuits
    e. Each office to include (2) duplex receptacles, and (1) ring and string location

2. Electrical Devices
    a. Electrical devices including receptacles and switches shall be rated according to the load served
    b. Electrical devices shall be white with white thermoplastic cover plates
    c. Cover plates for receptacles and junction boxes shall be labeled indicating the circuit and panelboard from which the device is fed
    d. All floor furniture feeds shall be flush type

3. Lighting Systems
    a. Fixtures shall be suitable for the application including the ability to provide egress illumination where required
    b. Fixtures shall meet U.L. requirements and selection and placement of fixtures shall comply with ADA requirements
    c. All lighting fixtures shall operate at 277V unless specifically noted otherwise
    d. Area above and below mezzanine to consist of direct/indirect linear pendant style fixtures or recessed direct/indirect light fixtures. Landlord reserves the right to determine use and location of either style of fixture
    e. High bay area to receive lighting suitable for application
    f. Exit Lights – Lithonia LRP, Green on clear, 120/277, EL N

4. Lighting Control Systems
    a. Lighting control compliant with Title 24 requirements including over-ride control for automatically shutting the lights off at prescribed periods of time
    b. Control zones to include perimeter areas for daylit spaces, skylit areas, and interior areas

Telephone & Data

1. Existing or relocated MPOE room modifications are excluded from the Tenant Improvement scope of work
2. Conduit pathways for low voltage trades being performed by tenant to be provided
3. All telephone and data cabling and equipment not required by code are excluded from the Tenant Improvement project scope of work
4. In high-bay areas, access control and other cabling to be housed in appropriate trays

Access Control

1. All access control infrastructure and equipment not required by Code is excluded from the Tenant Improvement scope of work

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19

EXHIBIT D TO LEASE

ACKNOWLEDGMENT OF COMMENCEMENT DATE

This ACKNOWLEDGMENT OF COMMENCEMENT DATE is made this       day of               ,     , between ARE-SD REGION NO. 18, LLC, Delaware limited liability company (“Landlord”), and ONCOSEC MEDICAL INCORPORATED, a Nevada corporation (“Tenant”), and is attached to and made a part of the Lease dated               ,       (the “Lease”), by and between Landlord and Tenant.  Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

Landlord and Tenant hereby acknowledge and agree, for all purposes of the Lease, that the Commencement Date of the Base Term of the Lease is               ,      , the Rent Commencement Date is               ,      , and the termination date of the Base Term of the Lease shall be midnight on               ,      .  In case of a conflict between the terms of the Lease and the terms of this Acknowledgment of Commencement Date, this Acknowledgment of Commencement Date shall control for all purposes.

IN WITNESS WHEREOF, Landlord and Tenant have executed this ACKNOWLEDGMENT OF COMMENCEMENT DATE to be effective on the date first above written.

TENANT:

ONCOSEC MEDICAL INCORPORATED,
a Nevada corporation

By:		/s/ Punit Dhillon
Its:		CEO

LANDLORD:

ARE-SD REGION NO. 18, LLC,
a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership,
managing member

	By:	ARE-QRS CORP.,
a Maryland corporation,
general partner

By:
Its:

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EXHIBIT E TO LEASE

Rules and Regulations

1.             The sidewalk, entries, and driveways of the Project shall not be obstructed by Tenant, or any Tenant Party, or used by them for any purpose other than ingress and egress to and from the Premises.

2.             Except as otherwise provided in the Lease, Tenant shall not place any objects, including antennas, outdoor furniture, etc., in the parking areas, landscaped areas or other areas outside of its Premises, or on the roof of the Project.

3.             Except for animals assisting the disabled, no animals shall be allowed in the offices, halls, or corridors in the Project.

4.             Tenant shall not disturb the occupants of the Project or adjoining buildings by the use of any radio or musical instrument or by the making of loud or improper noises.

5.             If Tenant desires telegraphic, telephonic or other electric connections in the Premises, Landlord or its agent will direct the electrician as to where and how the wires may be introduced; and, without such direction, no boring or cutting of wires will be permitted.  Any such installation or connection shall be made at Tenant’s expense.

6.             Tenant shall not install or operate any steam or gas engine or boiler, or other mechanical apparatus in the Premises, except as specifically approved in the Lease.  The use of oil, gas or inflammable liquids for heating, lighting or any other purpose is expressly prohibited.  Explosives or other articles deemed extra hazardous shall not be brought into the Project.

7.             Parking any type of recreational vehicles is specifically prohibited on or about the Project.  Except for the overnight parking of operative vehicles, no vehicle of any type shall be stored in the parking areas at any time.  In the event that a vehicle is disabled, it shall be removed within 48 hours.  There shall be no “For Sale” or other advertising signs on or about any parked vehicle.  All vehicles shall be parked in the designated parking areas in conformity with all signs and other markings.  All parking will be open parking, and no reserved parking, numbering or lettering of individual spaces will be permitted except as specified by Landlord.

8.             Tenant shall maintain the Premises free from rodents, insects and other pests.

9.             Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs or who shall in any manner do any act in violation of the Rules and Regulations of the Project.

10.          Tenant shall not cause any unnecessary labor by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness.  Landlord shall not be responsible to Tenant for any loss of property on the Premises, however occurring, or for any damage done to the effects of Tenant by the janitors or any other employee or person.

11.          Tenant shall give Landlord prompt notice of any defects in the water, lawn sprinkler, sewage, gas pipes, electrical lights and fixtures, heating apparatus, or any other service equipment affecting the Premises.

12.          Tenant shall not permit storage outside the Premises, including without limitation, outside storage of trucks and other vehicles, or dumping of waste or refuse or permit any harmful materials to be placed in any drainage system or sanitary system in or about the Premises.

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13.          All moveable trash receptacles provided by the trash disposal firm for the Premises must be kept in the trash enclosure areas, if any, provided for that purpose.

14.          No auction, public or private, will be permitted on the Premises or the Project.

15.          No awnings shall be placed over the windows in the Premises except with the prior written consent of Landlord.

16.          The Premises shall not be used for lodging, sleeping or cooking or for any immoral or illegal purposes or for any purpose other than that specified in the Lease.  No gaming devices shall be operated in the Premises.

17.          Tenant shall ascertain from Landlord the maximum amount of electrical current which can safely be used in the Premises, taking into account the capacity of the electrical wiring in the Project and the Premises and the needs of other tenants, and shall not use more than such safe capacity.  Landlord’s consent to the installation of electric equipment shall not relieve Tenant from the obligation not to use more electricity than such safe capacity.

18.          Tenant assumes full responsibility for protecting the Premises from theft, robbery and pilferage.

19.          Tenant shall not install or operate on the Premises any machinery or mechanical devices of a nature not directly related to Tenant’s ordinary use of the Premises and shall keep all such machinery free of vibration, noise and air waves which may be transmitted beyond the Premises.

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EXHIBIT F TO LEASE

TENANT’S PERSONAL PROPERTY

None.

1